As filed with the Securities and Exchange Commission on August 5, 2011
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LIQUID SPINS, INC.
(Exact name of registrant as specified in its charter)
______________________________

Colorado	7380	27-0471921
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

5525 Erindale Drive, Suite 200, Colorado Springs, Colorado 80918
(800) 595-1641
(Address and telephone number of principal executive offices)

Herman C. DeBoard, III,
Chairman of the Board and Chief Executive Officer
Liquid Spins, Inc.
5525 Erindale Drive, Suite 200, Colorado Springs, Colorado 80918
(800) 595-1641
(Name, address and telephone number of agent for service)

With a copy to:
David J. Babiarz, Esq.
Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, Colorado 80290-2101
(303) 861-8013

Approximate date of commencement of proposed sale to public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value	14,241,875	$0.50	$7,120,938	$826.74
Total

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 5, 2011

PROSPECTUS
LIQUID SPINS, INC.
___________________

14,241,875 Shares
of Common Stock

Our shareholders identified in this prospectus under “SELLING SHAREHOLDERS” are offering 14,241,875 shares of our common stock.  All of these shares of common stock are being offered by the selling shareholders or their transferees, pledgees, donees or successors in interest. The selling shareholders will receive all of the proceeds from the sale of the shares of the common stock being offered by this prospectus.

The selling shareholders may sell the shares of common stock being offered by them from time to time at a fixed price of $0.50 per share until such time, if ever, our shares are quoted on the electronic bulletin board, which we refer to as the OTC Bulletin Board, maintained by the Financial Industry Regulatory Authority, which we refer to as FINRA,  or the interdealer quotation system known as OTC Markets following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a post-effective amendment to the registration statement of which this prospectus is a part, as required.  For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” on page 37.

        There is presently no market for our common stock.

___________________

Investing in our common stock involves a high degree of risk and should only be purchased by those who can afford to lose their entire investment.  See the “RISK FACTORS” section beginning on page 5 of this prospectus.
__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2011

Additional Information

This prospectus contains summary descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part. (See “WHERE YOU CAN FIND MORE INFORMATION”).

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our stock.  You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”

As used in this prospectus, unless the context requires otherwise, the terms “Liquid Spins,” “we,” “our” or “us” refer to Liquid Spins, Inc.

Our Company

Liquid Spins, Inc. was incorporated under the laws of the State of Colorado on June 20, 2009 under the name “Malemark, Inc.” to develop and market a line of greeting cards under the Malemark trademark and logo.  Our original line of greeting cards was geared primarily toward male consumers and was distributed via our website and in a small number of retail locations.  However, our business has evolved substantially since our inception in 2009, and accordingly, on April 26, 2011, we changed our name to “Liquid Spins, Inc.”

While marketing our original greeting cards, we developed the concept of a “lyrical” greeting card, which incorporated lyrics from popular songs as part of the card message.  In conjunction with this concept, we utilized a quick response, or “QR,” code which enabled users to scan the code on their smart phones, preview the song and download it from our website.  These concepts then evolved into various prototype products, including greeting cards that distribute digital media (primarily music) via the Internet, and we began marketing these products and our technology under the “Liquid Spins” name.  However, as of the date of this prospectus, we remain a development stage company with very limited revenue to date.

In the course of developing our business plan, we fostered relationships with certain national retailers and participants in the recording and music industry.  Our relationships in the recording industry, which include record executives and performers, allowed us the opportunity to negotiate for and acquire the non-exclusive rights to a significant catalog of digital music.  Our relationships with retailers allowed us to market this catalog of music in a myriad of forms.  The culmination of these events resulted in the genesis of our current business plan.

We currently operate an online music store under the name “Liquid Spins.”  Our proprietary digital music platform allows consumers to sample and download music on computers and certain mobile devices.  We currently have license agreements with three major record labels providing a catalog of a wide range of music, and continue efforts to obtain additional licenses.  Our music store is marketed independently by us and through partnerships with certain participants in the music industry.  We also recently signed an agreement with a national distributor of prepaid and other stored-value products (gift cards) which we hope will create sales of our digital music through grocery, big box and other retail outlets.  Our business plan contemplates eventually partnering with major retailers to private, or “white,” label our store with these retail partners.  We hope to reduce the time-to-market for our prospective retail partners while reducing the complexity and cost of digital asset management and distribution.  However, this latter concept is in the exploratory phase, and there is no assurance that we will be successful in developing formal agreements with any of our prospective retail partners.

Our office is currently located at 5525 Erindale Drive Suite 200, Colorado Springs, CO 80918 and our telephone number is (800) 595-1641.  We maintain two websites at www.liquidspins.com and www.malemark.com.  None of the information contained on our websites is part of this prospectus.

Our Revenue Model

Under our existing business plan, we hope to generate revenue by selling music that we have licensed from record labels and collecting a wholesale licensing fee or royalty.  We also hope to provide white label services to prospective retail partners, thus broadening our potential sources of revenue.  We offer the songs at prices ranging from $0.99 to $1.29 each, and albums from $4.49 to $24.99, consistent with other on-line music stores.  Our major selling expense is the licensing fee we must pay to the record labels as owners of the music.  As of July 31, 2011, our only revenue has been generated from very limited sales of our paper greeting cards.

We currently have executed music distribution agreements with three major record labels which allow us to market in excess of 2 million songs.  We believe we have secured the same pricing structure and margins as large competitors such as Apple’s iTunes and Amazon.com.  These distribution agreements require that we pay a portion of the revenue generated from sale of the music to the record company, in some cases offset by prepaid royalties.  As of August 5, 2011, we have invested approximately $225,000 in prepaid royalties, other fees and expenses to acquire our initial catalog of music.

In addition to the direct costs of acquiring our music inventory, we have spent significant sums developing the technology necessary to deliver this product.  Including general and administrative expenses, we have spent approximately $1,000,000 from the inception of our company to March 31, 2011.

Recent Financings

In July 2011, we completed a private placement of our common stock, selling 650,000 shares at a price of $0.40 per share for gross proceeds of $260,000.  We have used a portion of that amount to pay advance royalties related to our music catalog and for other operating expenses.  Prior to that, we completed a private placement which commenced in September 2010 and extended to April 2011 consisting of 4,668,750 shares at a price of $0.40 per share for gross proceeds of $1,867,500.  The proceeds from that offering have been used for expenses such as acquiring an inventory of paper greeting cards, creating prototype products, advance royalties on music, salaries, development expenses associated with our website and travel.

The Offering

Common stock outstanding before and after the offering	22,903,750 shares
Common stock offered by the selling shareholders	14,241,875 shares(1)
Use of proceeds	None
__________________
(1)	Assumes that all of the common stock offered under this prospectus is sold, of which there is no assurance.

Risk Factors

This offering involves as high degree of risk.  Our common stock should only be purchased by persons who can afford to lose their entire investment.  Risk factors relating to our company include:

•	We are a new business with a limited operating history and investors have no basis to evaluate our ability to operate profitably;

•	We are dependent on achieving profitable operations and receipt of additional working capital to continue in business;
•	The rights to substantially all of the music that we offer are owned by third parties and subject to license agreements which may expire or be terminated in the future;
•	We currently have no agreement with any retail partner to distribute our digital music;
•	Our profit margins may be small due to significant competition and other factors;
•	The requirement to secure access to our digital music catalog may require the expenditure of significant amounts of money or the development of new technology;
•	We may be liable for monetary damages to third parties for failure to maintain adequate security of the digital music;
•	Our business is substantially dependent on our chief executive officer and there is no assurance that we would be able to replace such individual should that become necessary;
•	Our officers and directors have very limited experience operating an online music store;
•	We face intense competition from other, well established businesses;
•
As a company with securities registered with the Securities and Exchange Commission, we will be subject to detailed reporting requirements, including the need to file and deliver audited financial statements and an assessment of our internal controls over financial reporting;

•	Since it is not contemplated that our common stock will be listed on a national securities exchange, certain of our directors may not be considered “independent”;
•	There is no assurance that any trading market for our common stock will develop;
•	Trading in our common stock may be volatile as a result of not listing on a national securities exchange or having the participation of a registered broker or dealer;
•	We have the ability to issue significant amounts of common stock in the future without the approval of our shareholders; and
•	It is not anticipated that we will pay dividends on our common stock in the foreseeable future.

Prospective investors in our common stock should be aware of these and other risk factors discussed in this prospectus.

Summary Financial Data

The following tables present certain selected historical financial data about our company.  Historical financial information as of and for the year ended December 31, 2010 and the period from inception to December 31, 2009 has been derived from our financial statements, which have been audited by StarkSchenkein, LLP, our independent registered public accounting firm.  The financial information for the three months ended March 31, 2011 and 2010 is unaudited.  All amounts included in these tables and elsewhere in this prospectus are stated in United States dollars.  You should read the data set forth below in conjunction with the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Cash and Cash Equivalents	$1,113,659	$251,068	$2,357
Total Current Assets	1,188,762	274,464	2,357
Total Assets	1,385,589	309,092	21,072
Total Liabilities	41,224	49,082	11,475
Shareholders’ Equity	1,344,365	260,010	9,597

	Operating Data
	Three months ended March 31,		Year ended December 31	Period from inception to December 31,
	2011	2010	2010	2009
	(unaudited)

Revenue	538	230	27,888	-
Costs of Sales	14,936	1,626	63,043	-
Other Income	708	-	(18,023)	-
General and Administrative Expenses	401,955	108,136	1,433,309	26,572
Total costs and Expenses	401,955	108,136	1,433,309	77,503
Net (Loss)	(415,645)	(109,532)	(1,486,487)	(77,503)
Net (Loss) per Share	$(0.02)	$(0.01)	$(0.09)	$(0.01)

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operation could materially suffer.  In that case, you may lose all or part of your investment.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations.  If we are unable to prevent events that have a negative affect from occurring, then our business may suffer.

Risks Relating to Our Company

    Since we are a new business with essentially no operating history, investors have no basis to evaluate our ability to operate profitability.  We were incorporated in June 2009 and have limited revenue from operations since our inception.  Our activities to date have been limited to organizational efforts, raising capital, researching and developing our business plan, identifying consultants, and establishing relationships with certain retailers and music industry participants.  We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history or a recognized brand reputation, need for additional capital and personnel, and competition.  There is no assurance that our business will be successful or that we can ever operate profitably.

    We are dependent on achieving profitable operations and receipt of additional working capital to fund continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment.  Our company has extremely limited capitalization and is dependent upon achieving profitable operations and receipt of additional financing to continue operations.  As of March 31, 2011, we had working capital of $1,147,538, a net worth of $1,344,365 and an accumulated deficit of $1,979,635.  Continued development of our business plan will require significant additional working capital.  The continued acquisition of an adequate catalog of digital music, development of a platform to deliver that content and pursuit of the remainder of our business plan will require substantial additional capital from investors, and we have no established source of obtaining that financing.  We may also require additional capital to pay our administrative expenses, including salary, rent, and website development.  Adverse developments in our business or general economic conditions may require us to raise additional financing at prices or on terms that are disadvantageous to existing shareholders.  We may not be able to obtain additional capital at all and may be forced to curtail or cease our operations.

    Because we are a relatively new company with very limited assets, we are likely not a candidate for traditional commercial borrowing or debt financing.  Commercial lenders generally require a proven source of cash flow and sufficient assets to secure the loan.  As a result of our status as a newly formed entity with very limited revenue, we do not satisfy either of these criteria.  If we are unable to access a credit line or other form of commercial credit, we may be unable to grow our business.  We may also be forced to finance any accounts receivable that we may generate to free up capital.  If we finance our accounts receivable, it may reduce our cash flow.  As a result, we may have less cash flow and our operations may suffer.

    We do not own the digital content that we propose to offer to our customers, and there is no assurance that such content will be available to us on commercially reasonable terms or at all.  The digital music content that we offer is owned by independent third parties and provided to us under non-exclusive license arrangements.  As of the date of this prospectus, we have executed agreements with two major record labels to obtain the rights to their portfolios of digital content.  However, our existing agreements with EMI Music,Warner Music Inc. and RED Distribution, LLC are for a limited period of time, and we expect similar arrangements with other potential providers.  The agreements can be terminated if we fail to honor our obligations, including calculation and payment of licensing fees, and the record companies can suspend or terminate our right to certain songs at any time.  Even if we are successful in negotiating agreements with other labels, there is no assurance we will retain access to their content for more than a limited period of time.  Future agreements, if available, may require us to pay additional fees to obtain or retain access to the content.  Such additional fees may erode our potential profit.  If we are unable to obtain and maintain access to this digital content, our business plan may be unsuccessful and the value of your investment may decline.  The agreements can be terminated if we fail to honor our obligations, including calculation and payment of licensing fees, and the record companies can suspend or terminate our right to certain songs at any time.

    Our marketing efforts are limited and we do not have any agreements to partner with retailers to distribute our digital music.  Our plan of operation is predicated on appealing to a large number of customers, since our revenue and profit margin per-song are limited.  To that end, we are negotiating with several prospective retail partners that are interested in our digital music platform.  However, we have not secured an agreement with any of these prospects, and there is no assurance that we will obtain such agreements in the future.  Since our existing marketing efforts are very limited at present, if we are unable to secure an agreement with a major retail partner in the future, our revenue and results of operations will suffer.

    We may not have full control and ability to direct the operations we may conduct with any retail partner.  A prospective retail partner may use its size and the prospect of significant business for our company to impose terms and conditions on us which are disadvantageous to our company.  Since we are a relatively new business with very limited revenue, we may be dependent on an arrangement with one or more of these retail partners to sustain operations.  The potential disparity in bargaining power between a prospective partner and our company may result in an arrangement which is not as favorable as we contemplate.

    One or more of our existing music distribution agreements requires payment of a significant minimum licensing fee.  The minimum fee is payable at the conclusion of the initial term of the agreement, 12 months from inception.  In the event we are unable to sell a sufficient number of songs to satisfy the minimum licensing fee required by the agreements, we would be required to pay any difference upon expiration thereof.  Such minimum fee may represent a significant portion of our then-existing working capital, and would deplete funds which would otherwise be available for marketing and other revenue generating purposes.  Any such fee would adversely affect our results of operations.

    If we are unsuccessful in managing our mobile music store service offerings, we may fail to meet expectations of our business plan and our results of operations could be harmed.  We believe that the future growth in digital music store services depends significantly upon the growth of the mobile market for digital content services, including music and later, video and other digital content.  We have significantly invested in creating a “mobile music platform” that allows smart phone users to decipher special codes to obtain our digital media content.  There are a number of technological and practical challenges that could impact the adoption rate of mobile platforms as an acceptable method of digital music purchase, including the rate of adoption of compatible mobile handsets, availability of high speed mobile data networks, adoption by consumers of mobile data plans, any pricing differential (both wholesale and retail) between content purchased over-the-air to a mobile device and purchased by other means, development of content and digital rights management standards and technologies acceptable to content licensors, and the impact on the economics of the mobile music business of certain issued patents.  Acceptance of our music store services is likely to also depend on significant growth in adoption of internet capable portable music devices.  If we are unsuccessful in meeting the challenges and complexities of mobile music distribution or are unsuccessful in securing additional partners for our services, our results of operations could be harmed.

    Our failure to accurately calculate and pay license fees due to the owners of digital content may result in our losing access to such content or imposition of financial penalties.  The licensing agreements with our existing content providers require that we calculate and pay the licensing fees on an ongoing basis, and confirm such calculations to the owners.  If we do not accurately calculate these fees, the providers may terminate the agreement or impose financial penalties on our company.  Either event would adversely affect our operations.

    We may be liable for monetary damages to third parties for music, software, and other content that we encode, distribute, archive or distribute to our customers. We may be liable or alleged to be liable to third parties, such as the recorded music companies, music publishers, recording artists and trade unions, for the content that we distribute, archive or make available to our customers as samples, streams, downloads or otherwise:

•	If the use of the content is not properly licensed by the content owners or their representatives;
•	If our customers violate the intellectual property rights of others by providing content to unauthorized third parties;
•	If the manner of delivery of content is alleged to violate terms of use of third party delivery systems, such as peer-to-peer networks; or
•	If content that we handle is deemed obscene, indecent, or defamatory.

Any alleged damage could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention.

    The requirement to secure access to digital content may require the expenditure of significant amounts of money or the development of additional technology.  One or more of our music distribution agreements requires that we acquire and maintain Internet media liability, network security liability or other suitable insurance with significant limits to cover errors and omissions in connection with our technology that lead to breaches of security or other similar losses to the distributor.  There is no assurance that we will be able to acquire such insurance, or if so, on terms which are commercially reasonable.  We are also required to indemnify the record companies from liability arising from breaches in security in our technology.  The cost of the insurance and any losses we are required to pay may adversely affect our results of operation and financial condition.

    Our management and consultants have no experience in operating an on-line music store, and accordingly, our business may suffer.  Only one of our officers has extensive experience in the music industry, and none of our employees have managed, operated or been employed by businesses that distribute digital media.  They therefore have limited experience securing the rights to digital catalogs of songs and otherwise building a platform for distribution.  Our management will be forced to learn the industry, including the strategies for securing rights to the digital media content and formulating a strategy for distribution to consumers.  For these reasons, our business may not be successful.  We have hired several personnel who have experience in the music recording industry and website design; however, there is no assurance that our business plan will be successful.

    Our business is substantially dependent on our chief executive officer and the loss of his service would adversely affect our business.  Herman DeBoard, III is our Chief Executive Officer and is primarily responsible for overseeing our business, developing our business plan and creating the strategic vision of our company.  He is critical to the perceived success of our business.  The loss of service of Mr. DeBoard would adversely affect our business.  If he were to leave our business for any reason, there is no assurance we would be able to replace him, or if so, on terms that were acceptable to our company.  We have no key man life insurance on Mr. DeBoard.

    We face intense competition in the digital media distribution industry from several key players and have limited financial resources and personnel with which to compete.  There are numerous nationally and internationally-known companies which are firmly established as distributors of digital media content, including Apple iTunes store and Amazon.com.  These competitors include both established companies and new entrants with different market approaches, such as subscription service models.  Some of these companies have established brands and may be affiliated with products.  We are an insignificant participant in the digital media distribution industry due to our brief operating history and limited financial and personnel resources.  We may be unable to attract the necessary investment capital to fully develop our digital media distribution platform and expand our retail offerings.

    While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will likely be required to furnish a report by our management on internal controls for the fiscal year ending December 2012.  Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management.  While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

    Because we do not have an audit or compensation committee, shareholders will have to rely on our Board of Directors to perform the functions typically delegated to these committees, and certain members of our Board are not independent.  We do not presently maintain an audit or compensation committee. These functions are performed by our Board of Directors as a whole.  Since two of our current Board members are also part of our management team, there is a potential conflict where these individuals participate in discussions concerning management compensation and audit issues that may affect management decisions.  This lack of independence may adversely affect our corporate governance and the operation of our business.

    Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits at the expense of the shareholders.  The laws of the State of Colorado provide that directors of a corporation shall not be liable to the corporation or its shareholders for monetary damages for all but limited types of conduct.  Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.

Risks Related to the Offering and Our Common Stock

    The initial price of our common stock in this offering has been arbitrarily determined and bears no necessary relationship to our lack of earnings, the book value of our common stock or any other traditional criteria of value.  The initial offering price has been determined by negotiations between representatives of our management and certain selling shareholders and is based in part on the recent sales price of our common stock.  However, since no underwriter has been involved in the offering of our common stock in the past and no underwriter is involved in this offering, the price has not been negotiated at arm’s length as might otherwise be the case.  Purchasers of our common stock in this offering have no assurance that they will be able to sell the common stock for a profit, or at all.

    Since no broker or dealer has committed to create or maintain a market in our stock, there is no assurance that our stock will be quoted in the OTC Bulletin Board or OTC Markets, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.  It is our intention to seek one or more broker-dealers to apply for quotation of our common stock on the OTC Bulletin Board or OTC Markets following the date of this prospectus. However, we have no agreement with any broker-dealer at this time, and there is no assurance that we will be successful in finding one in the future. In addition, we believe that our stock will be characterized as a “micro-cap” security and therefore subject to increased scrutiny by FINRA.  A micro-cap security is generally a low priced security issued by a small company, or the stock of a company with low capitalization. If we are unable to obtain quotation of our common stock on the OTC Bulletin Board or OTC Markets, trading in our stock will be limited, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.

    Even if a trading market for our common stock develops, since we do not have an underwriter for our stock, there may be inadequate support for our stock and you may not be able to sell your stock for a profit.  We have not retained an underwriter to sell our common stock, as is customary with many companies “going public” for the first time.  An underwriter, in addition to marketing the stock in connection with the public offering, most often provides after-market support for the stock after the offering.  That after-market support may help to stabilize the price of the stock at a price different than might otherwise result in the absence of that support.  Since we have not retained an underwriter, the price of our stock may not remain at the level that is established when the trading market begins.  As a result, investors in our stock may have difficulty selling their stock at a profit or at all.

    Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with over-the-counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	failure to successfully implement our business plan;
•	failure to meet our revenue or profit goals or operating budget;
•	decline in demand for our common stock;
•	sales of additional amounts of common stock;
•	downward revisions in securities analysts’ estimates or changes in general market conditions;
•	technological innovations by competitors or in competing technologies;
•	investor perception of our industry or our prospects; and
•	general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

     A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors beneficially own approximately 52.3% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals will be able to control the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”).

    The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.  It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) could cause the market price of our common stock to decline, if a trading market is ever established, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment. (See “SHARES ELIGIBLE FOR FUTURE SALE”).

    Since our common stock is not presently listed on a national securities exchange, trading in our shares will likely be subject to rules governing “penny stocks,” which will impair trading activity in our shares.  Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC.  These rules also require a cooling off period before the transaction can be finalized.  These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock.  Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. (See “MARKET INFORMATION”).

    Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock, if a public trading market develops.  We have the authority to issue up to 55,000,000 shares of stock, including 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our stock without shareholder approval.  Because our common stock is not currently listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock.  These future issuances could be at values substantially below the price paid for our common stock by investors in this offering.  In addition, we could issue large blocks of our stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.  Because there is presently no trading market for our common stock, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

    We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop our business plan and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. (See “MARKET INFORMATION”).

Forward-Looking Statements

    This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, statements about future revenue, profit and the receipt of working capital, and most other statements that are not historical in nature.  In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “intend,” “believe,” “expect,” “estimate,” and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

    A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

•	Changes in the general economy affecting the disposable income of the public;
•	Technological changes in the entertainment industry;
•	Our costs;
•	The level of demand for our products; and
•	Changes in our business strategy.

    The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by existing public companies, does not apply to our offering, as we have not been previously registered with the SEC.

BUSINESS

Our History

    Liquid Spins, Inc. was incorporated under the laws of the State of Colorado on June 20, 2009 under the name “Malemark, Inc.” to develop and market a line of greeting cards under the Malemark trademark and logo.  Our original line of greeting cards was geared primarily toward male consumers and was distributed via our website and in a small number of retail locations.  The thrust of the Malemark brand was ‘For Men Who Make Mistakes.’  We created more than 1,100 unique cards divided among nine character lines.  We designed 14 unique greeting card displays that we offered for sale to retailers.  We also own multiple domain names including “malemark.com” and have paid for the development, implementation, testing and marketing of multiple aspects of a large website capable of supporting online sales of our greeting cards.

    In the course of our initial development, we were able to secure vendor agreements for our cards with:

•	Fry’s Electronics. Fry’s has 34 locations nationwide and a customer base that is 83% male. Stores average approximately 2,000 customers per day (68,000 total daily foot traffic).

•	Various flower and gift shops and golf courses.

    In addition, we applied for and were awarded an official license by the Collegiate Licensing Company (CLC).  Colorado State University Bookstore has sold three lines of our cards in its bookstore to students and visitors.

    While marketing our original greeting cards, we developed the concept of a “lyrical” greeting card, which incorporated lyrics from popular songs as part of the card message.  In conjunction with this concept, we utilized a quick response, or “QR,” code which enabled users to scan the code on their smart phones, preview the song and download it from on our website.  These concepts then evolved into various prototype products, including greeting cards that distribute digital media (primarily music) via the Internet, and we began marketing these products and our technology under the “Liquid Spins” name.

    In the course of developing our business plan, we fostered relationships with certain national retailers and participants in the recording and music industry.  Our relationships in the recording industry, which include record executives and performers, allowed us the opportunity to negotiate for and acquire the non-exclusive rights to a significant catalog of digital music.  Our relationships with retailers allowed us to market this catalog of music, originally as part of our lyrical cards and later in a myriad of forms.  In conjunction with the new focus of our business plan, we changed our name to “Liquid Spins, Inc.” on April 26, 2011

    In July 2011, we completed a private placement of our common stock, selling 650,000 shares at a price of $0.40 per share for gross proceeds of $260,000.  We have used a portion of that amount to pay advance royalties related to our music catalog and other operating expenses.  Prior to that, we completed a private placement  which commenced in September 2010 and extended to April 2011 consisting of 4,668,750 shares at a price of $0.40 per share for gross proceeds of $1,867,500.  The proceeds from that offering have been used for expenses such as acquiring an inventory of paper greeting cards, creating prototype products, advance royalties on music, salaries, development expenses associated with our website and travel.

Our Digital Music Store

    We currently operate an online music store under the name “Liquid Spins.”  Our proprietary digital music platform allows consumers to sample and download music on computers and certain mobile devices.  We currently have license agreements with two major record labels providing a catalog of a wide range of music, and continue efforts to obtain additional licenses.  Our music store is marketed independently by us and through partnerships with certain participants in the music industry.  Our business plan contemplates eventually partnering with major retailers to private, or “white,” label our store with these retail partners.  We hope to reduce the time-to-market for our prospective retail partners while reducing the complexity and cost of digital asset management and distribution.  However, this latter concept is in the exploratory phase, and there is no assurance that we will be successful in developing formal agreements with any of our prospective retail partners.

    The use of the Internet and wireless networks as mediums for media distribution has continued to evolve and grow in recent years.  Traditional media and entertainment companies, such as major record labels, have in recent years faced significant challenges associated with digital distribution of music.  Such challenges have eroded revenues from traditional sources of music, such as CDs.  To replace that lost revenue, record companies now license the rights to some of their content for certain forms of digital distribution over the Internet and wireless networks.  Consumers enjoy this content by means of many different types of service and offerings, including purchased downloads, paid subscriptions, prepaid credit offerings and streaming radio.  Consumers acquire and consume content using personal computers, mobile devices and other digital devices.

    Our primary emphasis at present is building a platform that can be used as a means to distribute digital media content to consumers.  We have completed the development of the platform using digital music files in MP3 format and hope to expand our offerings to include digital video in the future.  The digital music file can be played on any device capable of playing an MP3 file.

    We have constructed the Liquid Spins website and platform to enable consumers to sample and purchase digital music content.  The website is maintained in the cloud on server space leased from Amazon Web Services.  In order to offer the digital music content on the website, we have licensed the content from various record labels and are required to pay a continuing royalty to the record label each time a consumer purchases a digital song through our website.  The continuing royalty consists of a percentage of the retail sales price of the song.  We contract with a third party merchant credit card vendor to power the purchase functionality on the website and pay over the revenue generated from sales of downloads of the digital music files.  We continue to invest in our platform.

    In conjunction with our website and platform, we have developed several products using technology known as a “quick response code” or “QR code,” which is two-dimensional bar code.  Similar to a traditional bar code, one must use a “reader” to translate the QR code.  Companies across all industries are using QR codes as part of their marketing and communication strategies.  Various smart phone applications contain software that enables the smart phone to scan the code using its camera feature and decipher the QR code, and these applications are currently the primary method of decoding the QR codes.  Once deciphered, the QR code often contains a URL link to a particular website or other information such as contact information or a map location.  Smart phones will typically display the website or other information from the QR code, depending on the smart phone’s capability.

    The Liquid Spins prototype products have utilized the QR code to provide a URL link to our website where the digital media file can be accessed.  We refer to the URL link to our website embedded in the QR code as a LiquidclixTM.  Once a consumer activates the LiquidclixTM by using his or her smart phone application to decipher the QR code and link to the website, the consumer is able to listen for free to a sample of a particular song or purchase a download of the digital file containing the entire song.

    We have licensed our QR technology to record labels in an effort to increase distribution of our music products.  In turn, these record labels utilized the QR code in marketing initiatives, such as concert programs and other advertising, in an effort to increase distribution of their content.  These codes allow recipients to immediately access our website and download samples or complete songs offered by these record companies.

Our Music Catalog

    Our existing music catalog includes a vast array of music, the digital rights to which are owned by three major record labels, EMI, Warner Music Inc. and RED Distribution, LLC.  We have the right to distribute this music digitally, either directly or through approved partners.  The catalog includes music from diverse musical genres such as rock, pop, country, religious, rap and blues.  Noted artists include Frank Sinatra, Katy Perry, Coldplay, Pink Floyd, the Rolling Stones, the Beach Boys, John Lennon/Paul McCartney, Madonna, Van Helen, Prince, Led Zeppelin, Ray Charles, the Eagles and Fleetwood Mac.  The catalog currently consists of approximately 2.2 million songs.

    We are pursuing additional distribution agreements with other companies in an effort to expand our digital content.

Our Agreement with Tim Rushlow

    In an effort to increase our visibility and provide additional revenue, we have entered into two agreements with singer, composer and performing artist Timothy Rushlow.  Mr. Rushlow is a recording artist in Nashville and the former lead singer for the band Little Texas.  That band sold in excess of 11 million records during its existence, which ceased in 1998.  Mr. Rushlow continues to enjoy a successful solo career.

    On December 1, 2010, we executed a recording agreement with Mr. Rushlow pursuant to which he agreed to provide a minimum of 5 master recordings to us.  The initial 5 masters have been completed.  We anticipate the masters may be recorded and sold in the form of an extended play.  This music is within the Contemporary Christian Music (“CCM”) genre and has cross-over Adult Contemporary (“AC”) potential.

    Under the terms of the recording agreement, Liquid Spins owns all of the masters, the performances embodied therein and the worldwide copyright in perpetuity.  Such agreement provides us with the exclusive right of a copyright owner, including without limitation, the right to reproduce in copies and embody the masters in phonograph records, including promotional compact disc and compilations.  However, we must obtain the consent of Mr. Rushlow to commercially exploit the masters, which consent shall not be unreasonably withheld or delayed.

    We intend to offer the music embodied in such masters on our website as part of our digital music catalog.

    On March 1, 2011, we executed an exclusive songwriting agreement with Mr. Rushlow.  Pursuant to the terms of that agreement, Mr. Rushlow assigned to us his entire publisher’s interest in all musical compositions and related works and materials written, composed, arranged, adapted or acquired in whole or in part by Mr. Rushlow, together with all copyrights therein and all renewals or extensions thereof throughout the world.  Mr. Rushlow also agreed to render his exclusive service to us as an author, composer, arranger and adapter of musical compositions during the period of the agreement.  During each year of the term of the agreement, Mr. Rushlow agreed to compose and deliver to us not less than 12 new and original musical compositions of marketable commercial quality at the rate of not less than 1 such composition per month.  We intend to review and, where appropriate, market these compositions as part of our music catalog.

Our Potential Retail Partners

           During discussions with various retailers regarding the distribution of our Liquid Spins products, we determined there was a market opportunity to provide companies with a platform to create a music store.  Using the Liquid Spins website as the underlying platform that already has the capability of hosting digital content and offering it for sale to customers provides us with an opportunity to partner with various companies to offer the content through a website co-branded with a company that has more name recognition than us.  This could significantly increase the distribution of our music and our revenue.

    In an effort to attract these retail partners, we may build additional websites to the specification of the customer that includes the customer’s name and branding which are “powered by” Liquid Spins.  An example of this is creating an online music store for a large national retailer that does not currently offer its customers the ability to purchase digital media content on the Internet.  The retailer would determine which digital media content would be offered on its website and we would license to the retailer the QR codes that contain the link to the location of the file on the website.  The retailer could then replicate the QR code on its own products and communications with its customers.  The retailer would receive a percentage of the revenue generated from the purchase of a download of the digital music file.

    We hope to provide our customers with a highly scaleable consumer-facing digital music commerce and delivery solution that includes:

•	Hosting and managing digital music content and delivering such content to end users on behalf of those customers;

•	Support for private label user interfaces that have the look, feel and branding of the customer’s existing commerce platform;

•	Delivery across both Internet and mobile delivery protocols, and in various forms, such as sampling and full-song download;

•	Integration to a customer’s website and mobile application, inventory and account management;

•	Integrated payment functionality supporting multiple end consumer payment alternatives; and

•	Digital rights management and licensing, usage reporting, royalty settlement, customer support and publishing related services.

    All of our significant licensing agreements require the content owner to pre-approve each of our potential customers in advance of launching that service.

    The Company believes that its ability to provide “white label” platforms for other companies to use their own brand recognition while offering digital media content for sale to their customers has tremendous potential for growth because it can decrease time to market while reducing the complexity and cost of digital asset management and distribution.  In addition, due to the unique nature of a smart phone to decipher the QR code and almost instantaneously link the user to the website where he or she can sample and purchase a download of the digital media file, there is potential to create a customer out of every smart phone user, irrespective of the venue the user is in, so long as the user has internet access on the smart phone.  The potential customer no longer needs to be physically present at a bricks and mortar location or even virtually present at a laptop or desktop computer.  This also provides us the opportunity to offer our digital media platform to a wide variety prospects that are not limited to traditional retail organizations.  We believe that there is the potential to partner with restaurants, clothing brands, sports teams, tourist attractions and any other type of organization that is interested in offering digital media to its customers or visitors.

Marketing and Advertising

    Our existing marketing efforts consist of efforts to distribute our proprietary QR codes to consumers to drive traffic to our website.  Our current efforts include an arrangement with a record company which utilizes the QR code in connection with concert promotions and musical events.  Through these efforts, the record company is promoting the artists that it represents and driving traffic to our website, thus potentially increasing their revenue and ours through downloads of digital music.  We hope to increase such efforts in the future, as the costs are relatively insignificant compared to what we believe to be the potential revenue.

    We also recently executed a distribution agreement with a company marketing and distributing prepaid gift cards and other stored value products.  Under the terms of that agreement, we granted the exclusive rights to promote, market, distribute and sell our products at retail locations throughout the United States.  These products consist of prepaid gift cards redeemable for digital music from our website and any other products which we may develop in the future which utilize a PIN-based or card-based program.  We hope such agreement substantially increases traffic to our website.

Operations and Technology

    Liquid Spins is a Digital Service Provider who sells music through www.LiquidSpins.com and through “The Liquid Spins Mobile Network” which uses a unique QR code placed in strategic high traffic public locations. We call this feature “Liquid Clix”. Customers access our store using smart phone bar code scanners. They purchase music through the mobile network and then manage and download their music through the web-based interface. We report to Soundscan and use Authorize.net to manage payments.

    The number one difference between Liquid Spins and all of our competitors is the simple way we drive customers to our site. We place hundreds of thousands or “Mobile Access Signage” around the United States in high traffic areas. This gives us in excess of 5,000,000 physical customer impressions per week. The signage does not include artist or label images or logos; is our own branding driving potential customers to the music download site.

    The Liquid Spins website is setup similar to a traditional Pay-Per-Download digital media server with the exception of our “Spin Code” feature, which allows users to purchase varuious approved retail products for music. Every user has a registered profile where they can manage their purchases.

    Our online store, in its basic form, is a Pay-Per-Download site. It is organized by ARTIST – ALBUM – SONG respectively.

    One unique aspect of our online store is “My Music” Player. This player allows the user to build a playlist of 30 second samples in real-time that they can listen to while browsing the site. If they like the playlist they have built, they can use our one-click technology to “Purchase My Music”. This player also allows the user to build a playlist and send it to their friends creating a viral music experience.

Mobile Gateways

    The single most unique aspect of Liquid Spins pertains to our use of QR codes and Mobile Gateways. For each artist, album and song in our system, we create a branded QR code called Liquid Clix. We intend to distribute these QR codes throughout the United States and approved territories through partnerships with media outlets such as magazines, newspapers, television, campus posters, billboard signage and much more. Each QR can be scanned using a bar code-enabled smart phone. When scanned, the smart phone will open a mini mobile web page we call Mobile Gateways. These Mobile Gateways allow a user to preview and purchase songs using the browser in their smart phone.

Some smart phones allow a user to download directly to their phone. If this function is not available, the user will receive a message prompting them to download their purchase the next time they log into their Liquid Spins account.

Our Licensing Arrangements

    Effective May 15, 2011, the Company entered into a certain “MP3 Download Aggregator Agreement” (“Agreement”) with Warner Music Inc., the terms of which are contractually confidential.   We have similar agreements with EMI, and RED Distribution, LLC each of which is confidential.

Intellectual Property

    We are working diligently to build a strong portfolio of intellectual property.  We have federally registered trademarks on the terms “Malemark” and “Liquid Spins” and we have filed for a patent on “Paper Records”.  We are currently evaluating all of our other intellectual property needs, including a federal trademark for our name, Liquid Spins, and potential patent protection of Liquidclix.

    We own multiple domain names including “liquidspins.com” and “malemark.com”.  We also own multiple social networking domains and groups on twitter.com, facebook.com, flickr.com, and myspace.com.

Competition

    We face intense competition in the distribution of digital media content.  Apple’s iTunes is the national market leader for offering digital media content to consumers for purchase.  Retailers such as Amazon.com and Wal-Mart also have their own online digital media stores where consumers can purchase music by downloading digital files.  These companies are all better known than us in the marketplace and have significantly greater resources than our company.  If any of these companies were to begin offering a platform to other companies to sell digital media under a branded or co-branded strategy, we likely would have to change our marketing strategy or target different white label customers.

Company Facilities

    Our principal executive office is located at 5525 Erindale Drive, Suite 200, Colorado Springs, Colorado 80918 where we lease approximately 2,000 square feet of office space.  The term of the lease extends until November 30, 2011 and we have prepaid all the rent for that term.  The lease is renewable at the discretion of both parties.

    We also lease approximately 950 square feet of office space in Nashville, Tennessee on a month to month basis for $1,250 per month.  We believe that these facilities are adequate for our needs for the foreseeable future.

Employees

    We currently employ seven full time employees, including our Chief Executive Officer, Chief Operating Officer, President of Entertainment, Director of Design, Senior Designer, an executive assistant, and an accountant.  We also engage two contractors, six part time employees and expect to employ additional individuals in an operational and administrative capacity to assist in our business in the future as working capital permits.

Legal Proceedings

    Neither our company nor any of our officers or directors in their capacity as such is a party to any pending legal proceeding and no such proceeding is contemplated to the best of their knowledge and belief.

USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling shareholders of shares of common stock pursuant to this prospectus.

MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER INFORMATION

Market Information

    There currently exists no public trading market for our common stock.  However, following the date of this prospectus, we intend to identify one or more registered broker-dealers who might be interested in making application to FINRA to quote our common stock on the OTC Bulletin Board or OTC Markets. There can be no assurance that a public trading market will develop at that time, or be sustained in the future.  Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors that we discuss in this prospectus, including the many risks associated with an investment in our stock, may have a significant impact on the market price of our common stock.  Also, because of the relatively low expected initial trading price of our common stock, many brokerage firms may be unwilling to effect transactions in the common stock.

    Any market which may develop for our common stock will be affected by the offer and sale of securities by the selling shareholders, as well as future sales of securities. We currently have outstanding 22,903,750 shares of our common stock which may be sold under Rule 144 of the Securities Act.  See “SHARES ELIGIBLE FOR FUTURE SALE” for additional information.

Holders of our Common Stock

    As of August 1, 2011, we had approximately 122 record holders of our common stock.

Penny Stock Rules

    Due to the price of our common stock, as well as the fact that we are do not expect our stock to be listed on a national securities exchange, our stock may be characterized as a “penny stock” under applicable securities regulations.  If our stock is or becomes a penny stock, we will be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  The broker or dealer proposing to effect a transaction in a penny stock must furnish the customer with a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document.  The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade.  The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer’s account.  The existence of these rules may have an adverse effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

Transfer Agent

    We currently act as our own transfer agent for our common stock. We anticipate hiring Corporate Stock Transfer, Inc. of Denver, Colorado as our transfer agent in the future in the event that a public market for our stock develops.

Securities Authorized for Issuance under Equity Compensation Plans

    On April 21, 2011, upon the recommendation of our Board of Directors, our shareholders approved an amendment and restatement of our equity incentive plan.  The plan, as amended and restated, is referred to in this discussion as the Plan.

    The Plan is administered by the Board of Directors or a committee appointed by the Board.  The committee has the power to select the participants to be granted awards, determines the time or times when awards will be made, and determines the form of an award, the number of shares of our common stock subject to the award, and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of awards, including the time and conditions of exercise or vesting, with the following exceptions:

    •   the maximum number of shares subject to one or more options that may be granted during any calendar year to any participant is 1,000,000 shares of common stock; and

    •   the maximum number of shares that may be issued under the Plan is 5,000,000 shares of common stock (including those previously granted).

    Incentive options may be granted only to employees.  Non-qualified options, restricted stock, and other stock grants may be made to employees, directors, consultants and advisors.

    The Plan provides that the committee may delegate authority to specified officers to grant options and other awards, provided that no grants of options or other awards may be made by such specified officers to any employee, consultant or advisor whose compensation is, or may become, subject to the $1 million limit on deductible compensation under Section 162(m) of the Code. At this time, the committee has not made such a delegation.

    Shares Subject to the Plan.  There are currently 5,000,000 shares of common stock reserved for the grant of awards under the Plan.  No more than 2,000,000 shares may be issued under incentive options.  As of the date of this prospectus, no options or other grants have been made under the Plan.

    Adjustment of Shares.  The number of shares available under and subject to the Plan, and each share reserved for issuance under the Plan, are subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in our common stock. Any shares of our common stock related to awards that terminate by expiration, forfeiture, cancellation or otherwise will be available again for grant under the Plan.

    Exercise of Options.  The committee determines the exercise price for each option, but no option may be granted at an exercise price that is less than the fair market value of our common stock on the date of grant (or at least 110% of the fair market value of our common stock on the date of grant in the case of an incentive option granted to an individual who owns stock of our company having more than 10% of the voting power).  An option holder may exercise an option by written notice and payment of the exercise price in cash or by check, bank draft or money order payable to the order of us, or a combination of the foregoing. In addition, an option may be exercised by a broker-dealer acting on behalf of the participant if the broker-dealer has received from the participant a notice of exercise and adequate provision has been made with respect to the payment of any withholding taxes due upon exercise.  If the exercise price of the shares being purchased is $2,000 or less, the exercise price must be paid in cash or by check, bank draft or money order payable to the order of us.

    Option Term.  The committee determines the period and the conditions of exercisability, the minimum periods during which participants must be employed by us or must hold options before they may be exercised, the minimum periods during which shares acquired upon exercise must be held before sale, conditions under which the options or shares may be subject to forfeiture, the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time. Incentive options must expire no later than 10 years from the date of grant (five years in the case of an incentive option granted to an individual who owns stock of our company having more than 10% of the voting power).  If a participant’s employment terminates for any reason other than cause or death, the participant will be entitled to purchase all or any part of the shares subject to any vested option for a period of up to three months from the date of termination (not longer than one year in the case of death). If the participant’s employment terminates for cause, as determined by us, the unexercised option will be forfeited and expire.

    Restricted Stock.  The committee may grant a participant a number of shares of restricted stock as determined by the committee in its sole discretion. Grants of restricted stock may be subject to such restrictions, including for example, continuous employment with us for a stated period of time or the attainment of performance goals and objectives, as determined by the committee in its sole discretion. The restrictions may vary among awards and participants. If a participant dies or becomes disabled or retires pursuant to our retirement policy, the restricted stock will become fully vested as to a pro rata portion of each award based on the ratio of the number of months of employment or service completed at termination of employment or service from the date of the award to the total number of months of employment or service required for each award to become fully vested. The remaining portion of the restricted stock will be forfeited. If a participant terminates employment for any other reason, all unvested shares of restricted stock will be forfeited.

   Stock Grants.  The committee may grant shares of our common stock to participants. The committee determines the number of shares of our common stock to be granted, the vesting conditions and other restrictions, if any, the time and manner of payment, and any other terms and conditions of the stock grants. The committee may also, in its sole discretion, accelerate vesting and waive other restrictions and conditions under such circumstances as it deems appropriate.

    Non-transferability.  Except as may otherwise be provided by the committee at the time of a grant, options and restricted stock awards are not transferable except by will or pursuant to the laws of descent and distribution.

    Amendment and Termination.  The Board of Directors may alter, suspend or terminate the Plan at any time and may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment that would increase the aggregate number of shares of common stock available under the Plan or modify any provision of the Plan that would materially increase the benefit or rights of any participant in the Plan. Unless terminated sooner, the Plan will terminate on April 5, 2021.

    Change of Control.  Upon the occurrence of a corporate transaction involving a change of control of the Company, as defined in the Plan, the committee may take action with respect to outstanding awards under the Plan, including the immediate vesting of options, lapse of restrictions on restricted stock or provide for assumption or substitution of options by any successor company.  The committee may also provide that any awards that are outstanding at the time the corporate transaction is closed shall expire at the time of the closing. The committee need not take the same action with respect to all outstanding awards or to all outstanding awards of the same type.

Federal Income Tax Consequences of the Grant and Exercise of Options

    Certain of the federal income tax consequences applicable to the grant and exercise of non-qualified options and incentive options are as follows:

    Non-Qualified Options.  There are no income tax consequences to the participant or to us when a non-qualified option is granted. When a non-qualified stock option is exercised, in general, the participant recognizes compensation, subject to wage withholding and income tax, equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary, necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

    Incentive Options.  When an incentive option is granted, there are no income tax consequences for the participant or us. When an incentive option is exercised, the participant does not recognize income and we do not receive a deduction. The participant, however, must treat the excess of the fair market value of our common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant makes a “disqualifying disposition” of the common stock (described below) in the same taxable year the incentive option was exercised, there are no alternative minimum tax consequences.

    If the participant disposes of our common stock after the participant has held it for at least two years after the incentive option was granted and at least one year after the incentive option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as capital gain. We are not entitled to a deduction for this amount. If the participant makes a “disqualifying disposition” of common stock by disposing of common stock before it has been held for at least two years after the date the incentive option was granted and at least one year after the date the incentive option was exercised, the participant recognizes compensation income equal to the excess of:

    •   the fair market value of common stock on the date the incentive option was exercised or, if less, the amount received on the disposition, over

    •   the exercise price.

    We are not required to withhold income or other taxes in connection with a “disqualifying disposition.” We are generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary, necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

    Code Section 409A.  Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are currently includible in gross income to the extent they are not subject to a substantial risk of forfeiture and have not been taxed previously unless the plan satisfies both the plan document and operational requirements specified in Section 409A of the Code. If the deferred compensation plan fails to satisfy the requirements of Section 409A, all amounts deferred for the year of the failure and all preceding years (to the extent they are not subject to a substantial risk of forfeiture) are included in the gross income of the participant(s) affected by the failure. The amount included in gross income is also subject to an additional tax equal to 20% of that amount and to interest. Incentive options are not subject to Section 409A. We have structured the Plan and expect to administer the Plan with the intention that non-qualified options will qualify for an exemption from Section 409A of the Code.

    Code Section 162(m).  Under Section 162(m) of the Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our chief executive officer or any one of the four highest paid executive officers who were employed by us on the last day of the taxable year. However, certain “performance-based compensation,” the material terms of which are disclosed to and approved by our shareholders, is not subject to this limitation on deductibility. We have structured the Plan with the intention that compensation resulting from options granted under the plan would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code.

Dividend Policy

    We have never declared or paid dividends on our common stock.  Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion.  At the present time, we are not party to any agreement that would limit our ability to pay dividends.

DETERMINATION OF OFFERING PRICE

    Our common stock is being offered by the selling shareholders at a price of $0.50 per share, until such time, if ever as our common stock is listed on the OTC Bulletin Board or OTC Markets. The price of the shares was determined by us in negotiation with certain of our selling shareholders and primarily with reference to recent sales prices of our common stock. We also considered factors such as our history and limited revenue and other factors which our management considered in determining, in their best judgment, the fair market value of our common stock. However, the offering price of the common stock should not be used as an indication of the value of the securities or an assurance that purchasers will be able to resell the securities for an amount equal to the offering price or an amount in excess thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

    The following discussion summarizes our plan of operation for the next 12 months.  It also analyzes our financial condition at March 31, 2011 and December 31, 2010 and compares that financial condition to our condition at the end of the previous period.  The discussion also analyzes our results of operations for the three months ended March 31, 2011 and 2010, the year ended December 31, 2010 and the period from inception to December 31, 2009.  Our discussion and analysis of financial condition and results of operation should be read in conjunction with the financial statements and related notes included in this prospectus and with the understanding that the actual future results may be materially different from what we currently expect.

    We were organized in 2009 and have very limited operations to date.  Our business plan has changed in the last 12 months and accordingly, we have generated very limited revenue from operations.  We remain in the development stage for accounting purposes at March 31, 2011.  We are considered a development stage company under criteria established by the SEC since we have not yet demonstrated the ability to generate revenue sufficient to fund operations.  We are still developing our business plan, including efforts to secure relationships with additional record companies and potential retail partners.  As required by applicable guidelines of the SEC, substantially all of our expenditures to date have been expensed, and we expect to expense additional expenditures in 2011 related to securing agreements and developing our products.  We expect to remain as a development stage company for the foreseeable future, although we expect to achieve some revenue from our online music store in 2011.

Plan of Operation

    Our plan of operation for the next twelve months is to continue development of our website and online music platform, invest in additional marketing initiatives and generate revenue from the sale of our digital music catalog.  As of the date of this prospectus, we are positioned to generate revenue, as our website is operable and the technology required to deliver music is complete.  However, we expect to remain in the development stage until such time, if ever, as our marketing initiatives have matured and we can generate sufficient revenue to fund our operations.  We have budgeted approximately $100,000 in the twelve months following the date of this prospectus for product development.

    We are currently offering our digital music downloads for prices ranging from $0.99 to $1.29 per song and from $4.49 to $24.99 per album.  We believe these prices are competitive with other participants in the industry.  Under the terms of our distribution agreements with record companies, we are required to pay a significant portion of the revenue generated from digital downloads to those companies in exchange for the licensing rights to the songs.  Accordingly, the success of our business plan depends on our ability to generate sufficient downloads to cover fixed and variable expenses.

    Our existing marketing efforts consist of distribution of our proprietary QR codes to consumers in an effort to drive traffic to our website.  We have an arrangement with a record company which utilizes the QR code in connection with concert promotions and other advertising initiatives.  We hope to increase such efforts in the future, as the costs are relatively insignificant compared to what we believe to be the potential revenue.  We also recently executed a distribution agreement with a company marketing and distributing prepaid gift cards and other stored-value products.  Under the terms of that agreement, we granted the exclusive rights to promote, market, distribute and sell our products at retail locations throughout the United States.  These products consist of prepaid gift cards redeemable for digital music from our website and any other products which we may develop in the future which utilize a PIN-based or card-based program.  We hope such agreement substantially increases traffic to our website.

    A future focus of our business efforts in 2011 will be to secure agreements with large retailers and other organizations that are interested in partnering with us to offer a co-branded website utilizing our Liquid Spins platform.  In the event we are successful in executing agreements with one or more of these retailers, we expect the distribution of our digital music would be increased substantially.  However, in that event, we would also be obligated to share any revenue with such retailer.

    Our corporate overhead consists primarily of salaries for our employees, rent and other general and administrative expenses.  With our current commitments for facilities and staff, we expect to incur approximately $900,000, or $75,000 per month, over the next 12 months for general and administrative expenses, including marketing.   We anticipate that we may add additional staff in the near future.  In addition, we are contractually obligated to provide public relations support for our large retail customers and record labels, such as public interviews, national advertising campaigns and nationally sponsored events and we anticipate outsourcing those duties to a firm who specializes in such services.  We expect these expenses and all other expenses will be paid from the proceeds of recent stock offerings until such time, if ever, as we move past the start-up phase and generate sufficient revenue to cover our expenses.

    As discussed in more detail below, our working capital at March 31, 2011 equaled $1,147,538.  We believe this working capital will be sufficient for the next 12 months.

Liquidity and Capital Resources

    March 31, 2011.  At March 31, 2011, our working capital of $1,147,538 consisted of current assets of $1,188,762 and current liabilities of $41,224.  Substantially all of our current assets consisted of cash and cash equivalents.  We expect this working capital, together with capital raised subsequent to March 31, to be sufficient for the foreseeable future.

    As has been the case since our inception, all of our cash during 2011 has been generated from the sale of our common stock.  During the three months ended March 31, 2011, we generated $1,425,000 from the sale of our common stock at a price of $0.40 per share.  Historically, all of the sales of our common stock, including those during the first quarter of 2011, have come in transactions exempt from the registration requirements of state and federal securities laws.  As of the date of this prospectus, there is no public market for our common stock.  However, if we are successful in identifying one or more broker-dealers interested in making a market for our common stock, and creating some trading volume, we believe our ability to raise financing in the future may be enhanced.

    Subsequent to March 31, 2011, we completed a private placement  which commenced in September 2010 and extended to April 2011 consisting of 4,668,750 shares at a price of $0.40 per share for gross proceeds of $1,867,500.  We also completed an additional placement of our common stock, selling 650,000 shares at a price of $0.40 per share for gross proceeds of $260,000.  The proceeds from that offering have been, and will continue to be, utilized to pay our administrative expenses, including salaries and other overhead, advance royalties to acquire our catalog of digital music, and marketing expenses.

    Our operating and investing activities continue to consume cash generated from our financing activities.  Cash used in operations for the first three months of 2011 was $395,571, including our net loss for that period of $415,645.  The cash consumed in connection with our net loss was partially offset by payment of certain professional services with our common stock.

    Cash used in investing activities for the first quarter of 2011 totaled $166,838, including capital expenditures of $32,026 and web and infrastructure costs of $42,812.  Deferred Record Productions Costs of $15,000 were incurred in the first quarter of 2011, in accordance with an agreement that obligated the Company to pay for certain recording costs for the Masters in return for certain recording services and other copyright deliverables.  Upon execution of specific terms by the Artist, the Company shall be reimbursed promptly for all monies advanced, and shall be paid a royalty in accordance with the terms of the agreement.

   December 31, 2010.  As of December 31, 2010, our working capital totaled $225,382, consisting of current assets of $274,464 and current liabilities of $49,082. During the period from inception to December 31, 2010, we received $869,000 in cash, services and other property through the issuance of our common stock.  At December 31, 2010, we did not have any debt.  We expect to fund our future working capital requirements through the sale of equity, as we have not made arrangements to borrow funds to meet our working capital requirements.  Due to our status as a development stage company, as well as the absence of significant amounts of tangible assets on our balance sheet, we do not believe we are a candidate for debt financing.

    During 2009 and 2010, we conducted various financing transactions.  During the period from inception to December 31, 2009, we sold 7,210,000 shares of our common stock for aggregate proceeds of $79,000.  During that period, we also issued 8,100,000 shares of common stock for intellectual property valued at $8,100.  During the year ended December 31, 2010, we sold 2,496,250 shares of common stock, some at a price of $0.25 per share and the remainder at a price of $0.40 per share.  Aggregate proceeds from those sales during 2010 totaled $790,000.  During that time, we also issued 497,500 shares for accrued expenses valued at $190,000.

Results of Operations

    Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010.  During the three months ended March 31, 2011, we reported a net loss of $415,645 or $0.02 per share.  Revenue during that time, consisting solely of the sale of paper greeting cards, was negligible.  This compares to a net loss for the three months ended March 31, 2010 of $109,532.  As of March 31, 2011, we have not reported any revenue from our online music store.  We expect to incur losses until such time, if ever, that we secure retail contracts and can exit the development stage when our revenue is sufficient to cover expenses, including continued product development, sales, marketing and operations.

    Our accounting treatment as a development stage company, specifically regarding the classification of pre-production product testing and development costs as a operating expense rather than a capital expenditure, has caused us to report large losses since inception.  During the three months ended March 31, 2011, production startup expense and product development totaled $182,207, compared to $52,168 for the three months ended March 31, 2010.  These expenses represented a significant portion of our net loss for those periods.  The other most significant expense was general and administrative.  For the three months ended March 31, 2011, general and administrative expenses totaled $213,069, compared to $35,026 for the comparable period of 2010.  Included in general and administrative expenses for the three months ended March 31, 2011 was $75,000 in stock compensation for services.

    Year Ended December 31, 2010 Compared to the period Inception (June 20, 2009) to  December 31, 2009.  During the year ended December 31, 2010, we reported a net loss of $1,486,487, or $0.09 per share, on revenue of $27,888.  This compares to a net loss during the period from inception, June 20, 2009, to December 31, 2009 of $77,503 on no revenue.  Our first revenue was recorded in June 2010.  We sold paper greeting cards, primarily through retail venues, for $27,888 during the year ended December 31, 2010.

    Product research and development for the year ended December 31, 2010 totaled $256,703, compared to $50,931 for the period from inception through December 31, 2009.  Research and development efforts during 2010 were primarily geared toward our digital music store, while efforts during 2009 related to our paper greeting card business.

    Labor and other operating costs associated with our paper greeting card business during the year ended December 31, 2010 totaled $63,043.  There was no comparable cost during 2009, as we had not reported any sales during that time.

    Selling, distribution and marketing expenses during 2010 totaled $38,853.  There were no comparable expenses during 2009.

    General and administrative expenses during the year ended December 31, 2010, which represented the single largest category of expense during that time, totaled $1,137,753.  Comparable expenses during 2009 totaled $26,572.  Included in this amount was $756,900 in non-cash expense for shares transferred by an officer and two directors who are also the beneficial owners of more than 5% of our common stock, to consultants and employees.  Also, included $190,000 in non-cash expense for financial management provided by a consulting firm that we retained in September, 2010.

    During the year ended December 31, 2010, we realized a loss on the disposal of an asset when we wrote off $15,262, the cost of our Malemark website, again due to slow sales.

Off-Balance Sheet Arrangements

    As of December 31, 2010, we had no off-balance sheet arrangements.

Contractual Obligations

    Our known obligations at December 31, 2010 are set forth in the table below:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Management Consulting Agreement(1)	$22,000	$22,000	--	--	--
Management Services Agreement – Cash(2)	$62,500	$62,500	--	--	--
Management Services Agreement – Stock(2)	$62,500	$62,500	--	--	--
_______________
(1)	Represents amounts due to a management consulting firm.
(2)
Represents amounts due under a management services agreement in the amount of $25,000 per month payable in common stock valued at $0.40 per share, plus fees incurred for the first three months. The agreement ended on March 15, 2011.

Critical Accounting Policies

    We believe that application of the following accounting policies, which are critical to our financial position and results of operations, requires significant judgments and estimates on the part of management.

Use of Estimates

    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying consolidated financial statements include estimates related to asset impairments of long lived assets and investments, estimates related to asset impairment of trade receivables, classification of expenditures as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

Property and Equipment

    All items of property and equipment are carried at cost not in excess of their estimated net realizable value.  Normal maintenance and repairs are charged to operations while expenditures for major maintenance and betterments are capitalized.  Gains or losses on disposition are recognized in operations.  Equipment and software are reviewed for impairment in accordance with ASC Topic 360 (“ASC 360”), “Property, Plant, and Equipment.”  In assessing the recoverability of its long-lived assets, the Company makes certain assumptions regarding the useful life and contribution to the estimated future cash flows.  If such assumptions change in the future, the Company is required to record impairment charges for these assets not previously recorded.

Deferred Recording Production Costs

    The Company is engaged in the production of recording-based entertainment, which is generally exploited in the CD or broadcast format.  Deferred costs are contractually recouped first from initial sales.  The artist is not paid until deferred costs have been recouped in full by the Company.

    Record production costs are accounted for pursuant to ASC Topic 928 “Entertainment – Music” (“ASC 928”), and are stated at the lower of cost or net realizable value based on anticipated total revenue (ultimate revenue).  Recording production costs are capitalized and then recognized ratably based on the ratio of the current period’s revenue to estimated remaining ultimate revenue. Ultimate revenues are calculated in accordance with ASC 928 and require estimates and the exercise of judgment.  Accordingly, these estimates are periodically updated to include the actual results achieved or new information as to anticipated revenue performance of each title.  As of December 31, 2010, there were no revenues generated related to the recording production costs, and no production costs amortized and recognized to expense.

Intangible Assets/Website Application and Infrastructure Development Costs

    The Company has a federally registered trademark on the term “Malemark” and owns multiple domain names including “Liquidspins.com” and “Malemark.com”.  The Company also manages multiple social networking on twitter.com, facebook.com, flickr.com, and myspace.com.  The domain’s value is based on the average number of users, demographics of these users, geography and number of advertisers and general sales it generates.

    Costs related to the domain name are capitalized and amortized over a 3-year period.  Periodic costs of maintaining the websites are expensed as operating costs as incurred.  In accordance with ASC Topic 350 (“ASC 350-50”), “Website Development Costs”, fees incurred for website hosting are expensed over the period of benefit, while costs incurred during the website application and infrastructure development stage are accounted for in accordance with ASC Topic (“ASC 350-40”) “Internal Use Software”, and capitalized.  This includes costs to purchase software tools, or costs incurred during the application development stage for internally developed tools, costs to maintain and register an internet domain.  Graphics are generally considered a component of software costs.  Modifications to graphics after the software is launched are evaluated to determine whether the modifications represent maintenance or enhancements to the website.

    The primary business of Liquid Spins is no longer greeting cards.  The Company decided to direct their resources towards digital media distribution and has therefore determined that the cost of Malemark's website value should be written off as of December 31, 2010.

Income Taxes

    Income taxes are computed using the liability method.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes and the effect of net operating loss carry-forwards.  Deferred tax assets are evaluated to determine if it is more likely than not that they will be realized.  Valuation allowances have been established to reduce the carrying value of deferred tax assets in recognition of significant uncertainties regarding their ultimate realization.  Further, the evaluation has determined that there are no uncertain tax positions required to be disclosed.

Recent Accounting Pronouncements

    We evaluate the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.

Recently Adopted Accounting Standards

Subsequent Events –

    In May 2009, the Accounting Standards Codification (“ASC”) guidance for subsequent events was updated to establish accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued.  The guidance was amended in February 2010 via ASU No. 2010-09.  The standard sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements.  The amended Accounting Standards Update (“ASU”) was effective immediately and its adoption had no impact on our consolidated financial position, results of operations or cash flows.

Fair Value Measurements –

    In January 2010, ASU No. 2010-06 amended existing disclosure requirements about fair value measurements by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation.  The ASU was adopted during the period ended March 31, 2010, and its adoption had no impact on our consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Standards Updates

    Certain accounting standards updates were recently issued and have not yet been adopted by us.  These standards are currently under review to determine their impact on our consolidated financial position, results of operations, or cash flows and are not expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

    There have been no changes in or disagreements with our independent registered public accounting firm on accounting or financial disclosure.

MANAGEMENT

Directors and Officers

    The following persons serve as our officers and directors as of the date of this prospectus:

Name	Age	Positions With the Company	Board Position Held Since
Herman C. DeBoard, III	39	Chairman of the Board of Directors and Chief Executive Officer	June 2009
Raymond E. McElhaney	55	Director	June 2009
Bill M. Conrad	54	Director	June 2009
Christy P. DiNapoli	48	President of Entertainment and Director	April 2011
Paul D. Myers	33	Chief Operating Officer, Secretary and Treasurer	N/A
James M. Poage	58	Chief Financial Officer	N/A

    Each of our directors is serving a term which expires at the next annual meeting of our shareholders and until his or her successor is elected and qualified or until he resigns or is removed.  Our officers serve at the will of our board of directors.

    Mr. DeBoard should be considered the “founder” of our company (as such term is defined by rule under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)).

    The following information summarizes the business experience of each of our directors and officers for at least the last five years:

    Herman C. DeBoard, III.  Mr. DeBoard was appointed our President and Chief Executive Officer at inception, and served in that capacity until April 2011 when he assumed the title of Chairman and Chief Executive Officer.

    Mr. DeBoard’s business and educational background has provided him broad experience, primarily focused in the areas of communication and technology.  From July 2006 to November 2008, he served as chief information officer of Giant 5 Funds, a mutual fund company registered under the Investment Company Act of 1940.  In that capacity, he served as the chief of technology, working on Internet technology, disaster preparedness and IT administration.  From April to June 2006, he was Director of Functional Technology for the United States Army at Fort Carson in Colorado Springs, Colorado, where he was responsible for all technology, software, hardware, disaster preparedness and security.  From March 2002 to April 2004, Mr. DeBoard was Chief of Emergency Communications at Schriever Air Force Base.  Mr. DeBoard was a Program Director III and liaison for the Centers of Disease Control from 2000 to 2002.  Mr. DeBoard began his career in the United States Air Force where he served during the first Gulf War in the early 1990’s, and was awarded the National Defense Service Medal, the Southwest Asia Service Medal and was a member recipient of the Presidential Unit Citation.  Following his time in the Air Force, he earned his Bachelor’s and Master’s Degree in Communication Studies from Marshall University, and has begun working toward a Ph.D.  Mr. DeBoard has not served on the board of directors of any other public companies or registered investment companies during the past five years.  Our board believes that the technical and management experience gained by Mr. DeBoard in his prior career makes him well qualified to be a director of our company.

    Raymond E. McElhaney.  Mr. McElhaney has served as a director of our company since inception.  Mr. McElhaney is the president and co-founder of MCM Capital Management, Inc, a privately held financial management firm providing financial services since 1990.  From May 2005 until September 2008, Mr. McElhaney served as the president and chief executive officer of Brishlin Resources, Inc., now known as Synergy Resources Corporation, a publicly-traded Colorado-based corporation engaged in the oil and gas industry with securities quoted on the NYSE Amex.  Mr. McElhaney continues to serve as a director of Synergy Resources.  He has not served on the board of directors of any other public companies or registered investment companies during the past five years.  From February 2002 until June 2005, Mr. McElhaney served as chairman and secretary of Wyoming Oil & Minerals, Inc., now known as Sun Motor International Inc., which is quoted on the OTC Pink.  From May 2000 until April 2003, he served as vice president and secretary of New Frontier Energy, Inc., which is quoted on the OTCQB.  Our board believes that the management and corporate finance experience developed by Mr. McElhaney over many years serving as an executive officer and director of numerous publicly traded companies makes him well qualified to be a director of our company.

    Bill M. Conrad.  Mr. Conrad has served as a director of the Company since inception.   In 1990, Mr. Conrad co-founded MCM Capital Management Inc. with Mr. McElhaney and has served as its vice president, chief financial officer and a director since that time.  From May 2005 until September 2008, Mr. Conrad served as the vice president and secretary of Synergy Resources Corporation, where he continues to serve as a director.  Mr. Conrad also currently serves as a director of Gold Resource Corporation, a publicly-traded corporation involved in mineral exploration and production with securities traded on the NYSE Amex.  He has not served on the board of directors of any other public companies or registered investment companies during the past five years.  From February 2002 until June 2005, Mr. Conrad served as president and a director of Sun Motor International Inc.  From May 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc.  Our board believes that the management and corporate finance experience developed by Mr. Conrad over many years serving as an executive officer and director of numerous publicly traded companies make him well-qualified to be a director of our company.

    Christy P. DiNapoli.  Mr. DiNapoli was elected as a director in April 2011 and has served as our President of Entertainment since March, 2011.  He has a lengthy background and extensive experience in the music and recording industry.  Since March 2007, Mr. DiNapoli has been the president of THE Music Group in Nashville, Tennessee, a privately-held company that manages a song catalog and various recording artists and also provides music industry consulting services.  Prior to 2007, Mr. DiNapoli was Vice President of KMG Entertainment, an entity formed in 2005.  In addition to his experience running music entertainment companies, Mr. DiNapoli is also an award-winning songwriter, music producer and publisher.  He formed the band known as Little Texas and served as its manager, co-producer and music publisher for nine years, winning various awards during that time.  Mr. DiNapoli serves on the boards of several non-profit organizations in Nashville, is a voting member of the National Academy of Recording Arts and Sciences (the distributor of the Grammy Awards) and is a former board member of the Academy of Country Music.  Mr. DiNapoli has not served on the board of directors of any other public companies or registered investment companies during the past five years.  Our board believes that the management and music industry experience that Mr. DiNapoli has acquired over many years as well as his experience in managing several companies makes him well qualified to be a director of our company.

    Paul D. Myers.  Mr. Myers joined our company in February 2010 and was appointed to serve as Chief Operating Officer, Secretary and Treasurer effective June 1, 2010.  From June 2006 to November 2009, he served as interim chief compliance officer, fund secretary and fund treasurer at Giant 5 Funds.  From May 2004 to June 2006, he worked as an account executive and assistant editor in the music industry.  Mr. Myers possesses a diverse business and educational background that provides a wide range of experience and resources to our company. Mr. Myers graduated from graphic design school and Arizona State University with degrees in Visual Communication, Business Marketing and Communication.

    James M. Poage.  Mr. Poage was named our Chief Financial Officer in March 2011 and serves in this capacity on a contract basis.  Mr. Poage was also appointed in March 2011 as the interim Chief Financial Officer for Earthstone Energy, Inc., a publicly-traded Colorado-based corporation engaged in the oil and gas industry with securities quoted on Nasdaq. Since January 2009, Mr. Poage has been a principal of QAS, LLC, a private consulting firm providing financial services, including inventory valuation, risk analysis, fraud investigation, internal control and business process reviews and SOX 404 compliance. From 1999 until 2009, Mr. Poage was self employed, and provided financial and tax accounting services to clients mostly in the Oil and Gas industry.

Director Independence

    Our Board of Directors believes that Messrs. McElhaney and Conrad are independent within the meaning of the Nasdaq Listing Rules.  Section 5605(a)(2) of those rules defines an independent director as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, may interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Compensation

    Our independent directors are currently compensated at the rate of $3,000 per month, which they may elect to receive in the form of cash or our common stock.  If the directors elect to receive stock for their services, the stock is valued at not less than the price at which it was sold in the Company’s most recent stock offering or the 20 day average closing bid price immediately preceding the payment, if a trading market for the stock develops.  We also reimburse our directors for reasonable and necessary expenses incurred by them in that capacity.  We will review our compensation arrangements periodically in the future and may compensate our directors as our business needs dictate and our resources permit.

Executive Compensation

The following table summarizes the total compensation of our named executive officers for the fiscal year ended December 31, 2010 and the period from inception (June 20, 2009) to December 31, 2009:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total

Herman C. DeBoard III(1), Chairman of the Board and	2010	$49,000	$—	$—	$—	$—	$39,000	(2)	$68,000
Chief Executive Officer	2009	—	—	—	—	—	33,833	(2)	33,833

Christy P. DiNapoli, President of Entertainment	2010	$—	$—	$—	$—	$—	$—		$—

Paul Myers, Chief Operating Officer,	2010	$30,000	$—	$—	$—	$—	$25,000	(2)	$55,000
Secretary and Treasurer	2009	—	—	—	—	—	—		—

______________
(1)           The executive officer did not receive additional compensation for his service as a director of our company.
(2)           The individuals were paid as independent contractors for a portion of the year, which amount is reflected as ‘Other Compensation.’

    We entered into an employment agreement with Mr. DeBoard effective October 1, 2009.  The agreement is effective for a minimum three-year term expiring on September 30, 2012 unless sooner terminated in accordance with the provisions of the agreement.  This agreement, as amended, provides that Mr. DeBoard was compensated at the rate of $6,500 per month through June 30, 2010, following which his compensation was raised to $8,166.67 per month.  Mr. DeBoard is also entitled to participate in other compensation programs applicable to our other executive officers.

    The agreement with Mr. DeBoard may be terminated prior to its expiration either by us or the employee.  We may terminate the agreement immediately for cause and for any reason on not less than 60 advance written notice.  “Cause” for purposes of the agreement means such conduct by the employee which constitutes in fact or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of our board of directors, of materially and adversely affecting our company or its reputation.  If we terminate the agreement without cause, or if Mr. DeBoard resigns in connection with a merger, acquisition, buy-out or any corporate restructure, he is entitled to be paid any amount remaining under the agreement for the balance of the initial three-year term, payable in full at the time of separation.

Certain Relationships and Related Transactions

    Initial Capitalization.  On July 20, 2009, we issued 9,000,000 shares of our common stock to Herman DeBoard, III for a price of $9,000, including cash and property, and 2,500,000 shares of common stock each to Raymond McElhaney and Bill Conrad for $2,500 cash each, or $0.001 per share.  Messrs. DeBoard, McElhaney and Conrad were the only members of our Board of Directors approving that transaction on our behalf.

    Consulting Agreement with MCM Capital.  Upon formation of the Company, we entered into an agreement with MCM Capital Management, Inc. to provide consulting services to the company as needed.  We entered into a written agreement with MCM Capital effective December 1, 2010 pursuant to which we agreed to pay MCM $2,000 per month in consulting fees.  The agreement is for a term of one year and is renewable upon mutual agreement of the parties.  Bill Conrad and Ray McElhaney, the shareholders, officers and directors of MCM Capital, are also members of our board of directors and the beneficial owners of more than five percent of our common stock.

    Lease Agreement.  Effective March 1, 2011, we entered into a lease agreement with DiAffari Properties under which we lease office space in the city of Nashville, Tennessee.  The term of the lease is on a month-to-month basis, and provides for payment of $1,250 per month.  Christy DiNapoli, an officer and director of our company, is the owner of DiAffari Properties.

Indemnification and Limitation on Liability of Directors

    Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Colorado Business Corporation Act (the “CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

    Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to our company or our stockholders;
•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;
•	violations of certain laws; or
•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

    As of August 5, 2011, there were a total of 22,903,750 shares of our common stock outstanding, our only class of voting securities currently outstanding.  The following table describes the ownership of our voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock.  The table also describes the percentage of our voting securities owned by the foregoing individuals before the offering and after the offering, assuming receipt of the maximum proceeds.  Unless otherwise stated, the address of each of the individuals is our address, 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage (%)
Herman C. DeBoard, III(1)	6,476,875	28.3
Raymond E. McElhaney(2)	2,185,000	9.5
Bill M. Conrad(2)	2,000,000	8.7

Christy P. DiNapoli(1) 1019 17th Ave. South Nashville, TN 37212	550,000	2.4

Paul D. Myers(3)	775,000	3.4

James Poage(3) 8156 S. Wadsworth Blvd., Unit E-150 Littleton, CO 80128	-0-	-0-

All officers and directors as a group (6 persons)	11,986,875	52.3
___________________
(1)      Officer and director.
(2)      Director.
(3)      Officer.

Changes in Control

    We are aware of no circumstances that may give rise to a change in control of our company.

SELLING SHAREHOLDERS

    We have agreed to file the registration statement which contains this prospectus on behalf of our selling shareholders. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

    The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the Securities Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the Securities Act. (See “PLAN OF DISTRIBUTION”).

    The table below presents information as of August 5, 2011 regarding the selling shareholders and our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Except as otherwise noted, the individuals listed in the table below have sole voting and investment power over the shares.  Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. If we are advised of a change in selling shareholders and the new selling shareholders, any pledges, donees or transferees wish to rely upon this prospectus in the resale of their shares, we will file an amendment to the registration statement of which this prospectus is a part. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

		Shares Owned After the Offering(2)
Name of Selling Shareholder	Number of Shares to be Offered	Number	Percent
Herman C. DeBoard III(1)	1,000,000	5,476,875	23.9
John Michael Talley	40,000	–	–
Caron Talley	20,000	–	–
Herman C. DeBoard	40,000	–	–
Raymond E. McElhaney(1)	500,000	1,685,000	7.4
Bill M. Conrad(1)	500,000	1,500,000	6.5
Erik B. Carlson	500,000	–	–
Donna K. Klimas	100,000	–	–
Verne P. Collier	220,000	–	–
Henderson Convenience, LLC(3)	280,000	–	–
Paul Davis and Nageeba L. Davis, JTWROS	100,000	–	–
Dewey Williams	50,000	–	–
Jay W. Roth	100,000	–	–
Judith C. Jacobsen Trust(4)	20,000	–	–
William E. Skeith	125,000	–	–
Accredited Members Holding Corporation(5)	745,000	–	–
Mark McGinnis Trust(6)	20,000	–	–
Steven M. Bathgate	20,000	–	–
Michael E. Donnelly	20,000	–	–
Kevin E. Duis	570,000	–	–
Jon B. Kruljac	20,000	–	–
Karen McClaflin	45,000	–	–
David C. Reid	100,000	–	–
Jolie Slaton	335,875	–	–
Robert C. Fay	20,000	–	–
William E. Scaff Jr. and Kim R. Scaff, JTWROS	80,000	–	–
Ed Holloway and Renee Holloway, JTWROS	180,000	–	–
Walton Financial	20,000	–	–
Verne P. Collier, Custodian for Angela R. Collier, UGMA	20,000	–	–
Verne P. Collier, Custodian for David R. Collier, UGMA	20,000	–	–
Robert M. Igo and Jane M. Igo, JTWROS	40,000	–	–
Robert Igo	40,000	–	–
Jason Reid	40,000	–	–
Dollar Investments(7)	80,000	–	–
Brian Inglis	38,750	–	–
Dewey Williams PSP&T, Dewey Williams, Trustee	50,000	–	–
Amber Robinson	40,000	–	–
Paul D. Myers(1)	775,000	–	–
Christina Wedge	25,000	–	–
Chad M. Mansfield	100,000	–	–
Christy P. DiNapoli(1)	550,000	–	–
Timothy R. Rushlow	500,000	–	–
G. Mark Rowe	37,500	–	–
H. Leigh Severance	375,000	–	–
David Inglis	275,000	–	–
Chris David Abeyta	25,000	–	–
Bill Walton	100,000	–	–
Cary Jeansonne	50,000	–	–
Brian K. Livie and Roberta L. Livie	125,000	–	–
Carol Audra Cooper	25,000	–	–
Michael S. Barish	625,000	–	–
Kenneth Ray Harder & Kay G. Harder, Trustees of the Kenneth Ray Harder Living Trust dated January 31, 2008	50,000	–	–
Gene Smith	1,000	–	–
Mark Hamilton	50,000	–	–
Beau A. Oblinger and Stacey L. Oblinger	37,500	–	–

Ronni L. Wiley	25,000	–	–
John Robert Munro	125,000	–	–
Carl A. Phillips and Teresa L. Norris-Phillips	25,000	–	–
Clayton L. Andrews	50,000	–	–
Jerome Jaroska and Faythe Ann Jaroska	25,000	–	–
Faythe Ann Jaroska	25,000	–	–
Boco Investments, LLC(8)	250,000	–	–
Mohammed Osman	25,000	–	–
Leslie S.R. Leohr	100,000	–	–
Carla Renee Retief	25,000	–	–
Dennis J. Wells and Doris M. Wells	62,500	–	–
Libertadores Investment Group, LLC(9)	750,000	–	–
Larry Noffsinger and Vicki Noffsinger	25,000	–	–
Richard Emory Tewch and Darcy Anne Derler as Tenants in Common	25,000	–	–
Howard Crosby	40,000	–	–
Lee Edmondson and Donna Edmondson	25,000	–	–
James J. Brown and Teresa Brown	50,000	–	–
David W. Mealer and Sheryl L. Mealer	37,500	–	–
Jeffery L. Bright and Sandra K. Bright	25,000	–	–
Michael W. Taylor and P. Diane Taylor	25,000	–	–
Brian W. Pettersen	40,000	–	–
Glen S. Davis	37,500	–	–
Delray Wannemacher	100,000	–	–
James E. Mayer	75,000	–	–
Peter G. Traber	125,000	–	–
James C. Czirr	62,500	–	–
YENRAB Investing(10)	50,000	–	–
Larry L. Holmes, Jr.	25,000	–	–
Jay Senter	100,000	–	–
Joe Patton	150,000	–	–
Jesse Griffith	150,000	–	–
Valerie A. Ochsendorf	25,000	–	–
Bryan and Diane Myers	150,000	–	–
Craig Collier	125,000	–	–
Brett Collier	190,000	–	–
Brett Collier, Custodian for Angela R. Collier, UGMA	65,000	–	–
Brett Collier, Custodian for David R. Collier, UGMA	65,000	–	–
Brian Conrad	165,000	–	–
Angie Ricther	20,000	–	–
Sue McElhaney-Lew	20,000	–	–
Michelle Catherine McElhaney	50,000	–	–
Caitlin M. McElhaney	50,000	–	–
Ted and Susan Mohr	10,000	–	–
Eric Douglas Sickler	6,250	–	–
Brian C. Beatty	125,000	–	–
Link Home & Land, LLC(11)	100,000	–	–
Z, Inc.(12)	37,500	–	–
Robert C. Lombardi & Cyndy L. Kraft JTWROS	125,000	–	–
Jeremy Jon Van Sickle	62,500	–	–
David M. Limpert	110,000	–	–
Larry W. Douglas	100,000	–	–
Reid Grandchildren Trust J Reid & L Reid TTEE U/A DTD 12/07/2007	60,000	–	–
Patterson Grandchildren Trust J Patterson & G Patterson TTEE U/A DTD 12/07/2007	60,000	–	–

TOTAL	14,241,875

(1)	Officer and/or director of our company.
(2)	Assumes that all of shares offered under this prospectus are sold, of which there is no assurance.

(3)	The selling shareholder has identified William E. Scaff, Jr. as the individual with voting and investment power over these shares.
(4)	The selling shareholder has identified Judith C. Jacobsen as the individual with voting and investment power over these shares.
(5)	The selling shareholder has identified Jay W. Roth as the individual with voting and investment power over these shares.
(6)	The selling shareholder has identified Mark McGinnis as the individual with voting and investment power over these shares.
(7)	The selling shareholder has identified John Dollarhide as the individual with voting and investment power over these shares.
(8)	The selling shareholder has identified Joseph Zimlich as the individual with voting and investment power over these shares.
(9)	The selling shareholder has identified Jorge Sprevtels as the individual with voting and investment power over these shares.
(10)	The selling shareholder has identified Jerry D. Barney as the individual with voting and investment power over these shares.
(11)	The selling shareholder has identified Tom Golden as the individual with voting and investment power over these shares.
(12)	The selling shareholder has identified Darin Zaruba as the individual with voting and investment power over these shares.

    Except as otherwise noted in the table above and to the best of our knowledge, the selling shareholders are not associated with or affiliates of United States broker-dealers, and at the time of purchase the selling shareholders purchased the securities in the ordinary course of business and did not have any agreements or understandings, directly or indirectly, with any persons to distribute or dispose of the securities.  Further, except as otherwise stated, none of the selling shareholders have any relationship to our company, except as a shareholder.

PLAN OF DISTRIBUTION

    The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over the counter market, in privately negotiated transactions or otherwise.  The shares will be offered at a price of $0.50 per share until such time, if ever, our shares are quoted on the Over the Counter Bulletin Board or the Over the Counter Markets, following which the shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may negotiate, and may pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

    The methods by which the selling shareholders may sell the shares of our common stock include:

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
•	Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;
•	Ordinary brokerage transactions and transactions in which a broker solicits purchases;
•	Privately negotiated transactions;

•	Short sales;
•	Any combination of these methods of sale; or
•	Any other legal method.

    In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the Securities Act.

    Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

    The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

    Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

DESCRIPTION OF CAPITAL STOCK

    Our authorized capital consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 per share.  As of August 5, 2011 we had 22,903,750 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

    The following discussion summarizes the rights and privileges of our capital stock.  This summary is not complete, and you should refer to our Articles of Incorporation, as amended, filed with the Colorado Secretary of State.

Common Stock

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors.  Cumulative voting for directors is not permitted.  Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible.  All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and non-assessable.  The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

    Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company.  However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of our company.

    The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

    Our Articles of Incorporation vest our board of directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things:

(i) the number of shares to constitute such series and the distinctive designations thereof;

(ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;

(v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock;

(vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and

(vii) voting rights, if any.

    As of the date of this memorandum, we have not designated or authorized any preferred stock for issuance.

Restrictions on Future Sales of Our Common Stock

    All of our common stock currently outstanding is subject to restrictions on resale.  The shares being offered have not been registered under the Securities Act or under any state securities laws or regulations.  Purchasers of the shares may not offer, sell or otherwise dispose of the common stock in the absence of (i) an effective registration for such securities under the Securities Act, or (ii) an opinion of Company’s counsel that such registration is not required.

    Under Rule 144 of the Securities Act, a person holding such restricted securities who is not an affiliate of our company and who beneficially owns those securities that were not acquired from us or an affiliate of our company within the previous one year would be entitled to sell their shares free of any restrictions, should a market for our common stock develop.  An affiliate of our company would be entitled to sell, within any 12-month period, a number of shares that does not exceed the greater of:

●	one percent (1%) of the then outstanding shares of our common stock, or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of the proposed sale.

    The sale of any shares in the future, either pursuant to this prospectus or pursuant to Rule 144, could depress the price of our common stock in any market which might develop.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline.  Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Rule 144

    In general, under Rule 144 as currently in effect, a person who is not an affiliate of our company holding restricted securities that were not acquired from us or an affiliate of our company within the previous year would be entitled to sell those shares free of any restrictions.  An affiliate of our company would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of proposed sale.

    Sales by affiliates under Rule 144 are also subject to requirements relating to manner of sale and filing of notice with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

    You may read and copy any document we file at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

    We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed in writing to our secretary, Paul Myers, at our corporate office in Colorado Springs, Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC’s website as described above.

LEGAL MATTERS

    We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.

EXPERTS

    Our financial statements as of December 31, 2010 and for the period from inception to December 31, 2010 included in this prospectus have been included in reliance on the report of StarkSchenkein, LLP, our independent registered public accounting firm. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

FINANCIAL STATEMENTS

Table of Contents

Balance Sheets as of March 31, 2011 (unaudited) and December 31, 2010	F-2

Statements of Operations for the three months ended March 31, 2011 and 2010, and for the period from Inception (June 20, 2009) to March 31, 2011 (unaudited)	F-3

Statements of Cash Flows for the three months ended March 31, 2011 and 2010, and for the period from Inception (June 20, 2009) to March 31, 2011 (unaudited)	F-4

Notes to Financial Statements – March 31, 2011 (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-14

Balance Sheets at December 31, 2010 and 2009	F-15

Statements of Operations for the year ended December 31, 2010, the period from Inception (June 20, 2009) to December 31, 2009, and for the period from Inception (June 20, 2009) to December 31, 2010	F-16

Statement of Changes in Shareholders’ Equity for the period from Inception (June 20, 2009) to December 31, 2010	F-17

Statements of Cash flows for the year ended December 31, 2010, the period from Inception (June 20, 2009) to December 31, 2009, and for the period from Inception (June 20, 2009) to December 31, 2010	F-18

Notes to Consolidated Financial Statements – December 31, 2010 and 2009	F-20

LIQUID SPINS, INC.
(A Development Stage Company)
BALANCE SHEETS

	March 31,	December 31
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,113,659	$251,068
Restricted cash	1,000	2,100
Accounts receivable, net	-	13,429
Prepaid Expenses	59,110	6,667
Notes Receivable	13,793	-
Deposits	1,200	1,200
Total current assets	1,188,762	274,464

Property and equipment – net	44,804	15,961
Web application and infrastructure costs, net	43,923	3,667
Other assets/Deferred costs and recoupables	108,100	15,000
Total assets	$1,385,589	$309,092

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,675	$36,777
Accrued Expenses and Other Current Liabilities	10,549	12,305
Total current liabilities	41,224	49,082

Shareholders' equity:
Preferred stock - $0.01 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 50,000,000 shares authorized:
22,053,750 and 18,303,750 shares issued and outstanding, respectively	22,054	18,304
Additional paid-in capital	3,301,946	1,805,696
(Deficit) accumulated during the production stage	(1,979,635)	(1,563,990)
Total shareholders' equity	1,344,365	260,010

Total liabilities and shareholders' equity	$1,385,589	$309,092

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
for the quarters ended March 31, 2011 and 2010,
 and Inception June 20, 2009 to March 31, 2011

	Three months ended March 31,		Inception (June 20, 2009) to
	2011	2010	March 31, 2011
Card sales	$538	$230	$28,426

Cost of sales
Cost of product applicable to sales	129	58	50,862
Labor & operations	14,807	1,568	29,550
Total costs of sales	14,936	1,626	80,412

Gross profit	(14,398)	(1,396)	(51,986)

Costs and Expenses:
Production start up expense and product development	182,207	52,110	489,841
Selling, distribution and marketing	6,679	21,000	45,532
General and administrative	213,069	35,026	1,374,961
Total costs and expenses	401,955	108,136	1,910,334

Operating (loss)	(416,353)	(109,532)	(1,962,320)

Other income (expense):
Loss on sale of assets	-	-	(2,917)
Loss on disposal of asset	-	-	(15,262)
Interest income	708	-	864
Total other income	708	-	(17,315)

(Loss) before income taxes	(415,645)	(109,532)	(1,979,635)

Provision for income taxes	-	-	-

Net (loss)	$(415,645)	$(109,532)	$(1,979,635)

Net (loss) per common share:
Basic and Diluted	$(0.02)	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	19,969,278	15,598,444

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for the quarters ended March 31, 2011 and 2010, and Inception (June 20, 2009) to March 31, 2011

	Three months ended		Inception
	March 31,		(June 20, 2009) to
	2011	2010	March 31, 2011

Cash flows from operating activities:
Net (loss)	$(415,645)	$(109,532)	$(1,979,635)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Allowance for doubtful accounts	-	-	13,549
Inventory impairment	-	-	10,724
Depreciation and amortization	5,739	1,843	20,095
Professional services paid in stock	75,000	15,000	265,000
Services paid in stock	-	-	756,000
Loss on sale of asset	-	-	2,918
Loss on disposal of asset	-	-	15,262
Changes in operating assets and liabilities:
Accounts receivable	13,429	-	(13,549)
Inventory	-	-	(10,724)
Prepaid expenses	(52,443)	-	(59,110)
Deposit	-	-	(1,200)
Notes Receivable	(13,793)	-	(13,793)
Accounts payable	(6,102)	15,175	30,675
Accrued expenses and other liabilities	(1,756)	5,000	10,549
Total adjustments	20,074	37,018	1,027,296
Net cash (used in) operating activities	(395,571)	(72,515)	(952,339)

Cash flows from investing activities:
Capital expenditures	(32,026)	-	(55,652)
Web application and infrastructure costs	(42,812)	-	(63,250)
Restricted Cash	1,100		(1,000)
Other assets/Deferred record production costs	(93,100)	-	(108,100)
Net cash (used in) investing activities	(166,838)	-	(228,002)

Cash flows from financing activities:
Proceeds from sales of stock	1,425,000	120,000	2,294,000
Net cash provided by financing activities	1,425,000	120,000	2,294,000

Net increase in cash and equivalents	862,591	47,485	1,113,659

Cash and equivalents at beginning of period	251,068	2,357	-

Cash and equivalents at end of period	$1,113,659	$49,842	$1,113,659

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:
Non-cash related party purchase of intellectual property paid in stock	$-	$-	$8,100
Sale of common stock for subscription receivable	$-	$80,000	$-

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
March 31, 2011

1.     Summary of Significant Accounting Policies

Basis of Presentation:    Liquid Spins, Inc. (the “Company”) was incorporated under the laws of the State of Colorado on June 20, 2009 under the name “Malemark, Inc.” to develop and market a line of greeting cards under the Malemark trademark and logo that were primarily targeted towards male consumers.  On April 26, 2011, the Company changed its name to “Liquid Spins, Inc.”.  While working on the greeting card portfolio, the Company developed a “lyrical greeting card” product which incorporated lyrics from popular songs as part of the card message.  The lyrical greeting card evolved into additional web-based products that focused on distributing digital media (primarily music) via the internet, and began marketing these products under the “Liquid Spins” name.  The Company began exploring other opportunities with the retail outlets it was pursuing in connection with its Liquid Spins products and discovered a market opportunity to partner with certain retailers to provide them with a branded platform for digital media distribution.  While the Company is still maintaining web-based greeting card products, the Company’s business continues to evolve into a digital media platform including associated products.  The Company has emerged as a distribution company building a digital media platform that can be used as a system for distributing digital media to customers.

The financial statements included herein are expressed in United States dollars, the Company's reporting currency.  The accounting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”).  The financial statements are accounted for in accordance with ASC 915 (“ASC 915”) “Development Stage Companies”.  In accordance with ASC 915, a development stage company is a company whose primary activities, include, but are not limited to financial planning, raising capital, and research and development.  It is an entity devoting substantially all its efforts to establishing a new business for which either of the following conditions exist:

•	Planned principal operations have not commenced; or
•	Planned principal operations have commenced, but there has been no significant revenue therefrom.

Research is generally defined as planned research or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process.   Development is generally defined as the translation of research findings or other knowledge into a plan, or design for a new product or process, or for a significant improvement to an existing product or process whether intended for sale or use.  It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot programs.

Use of Estimates:    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying financial statements include estimates related to impairments of long lived assets and investments and trade receivables, classification of expenditures as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivables consists of uncollateralized customer obligations generally due under normal trade terms requiring payment within 30 days from the invoice date. However, as is customary in the industry, the Company’s accounts receivable may extend up to 90 days.  Accounts receivable are stated at the amount billed to the customer net of an allowance for doubtful accounts.

Stock Based Compensation:   The Company follows ASC 718 “Compensation – Stock Compensation,” which requires it to provide compensation costs for its stock option plans determined in accordance with the fair value based method prescribed in ASC 718.  The fair value of each stock option is estimated at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.  As of March 31, 2011 , there were no issued or outstanding stock options and no stock option activity for the quarter then ended.

Share-based Payment Transactions:  Share-based payments awarded to employees and consultants of the Company by a related party and other holder of an economic interest in the Company as compensation for services provided to the Company are accounted for under ASC Topic 718.  Under ASC Topic 718, the economic interest holder makes a capital contribution to the Company, and the Company makes a share-based payment to certain employee and contractors in exchange for services rendered.  Share-based payment transactions are recorded as the difference between the market value of the shares of stock, as determined by the price paid for shares of the Company stock by non-related parties on or about the date of the share-based payments, and the price originally paid for the stock by the related party and other holder of an economic interest in the company.

Per Share Amounts:    The Company computes earnings per share under ASC subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Net earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company’s stock options.   As of March 31, 2011 and March 31, 2010, there were no dilutive common stock equivalents.

Recently Issued Accounting Standards Updates:

The following accounting standards updates were recently issued and have been adopted by the Company.

ASU No. 2010-11 was issued in March 2010, and clarifies that the transfer of credit risk that is only in the form of subordination of one financial instrument to another is an embedded derivative feature that should not be subject to potential bifurcation and separate accounting.  This ASU was effective for the first fiscal quarter beginning after June 15, 2010, with early adoption permitted.

ASU No. 2010-13 was issued in April 2010, and will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This ASU was effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on the Company's financial position, results of operations or cash flows.

2.     Record Master, Advance Royalty and Deferred Distribution Costs:

    Record Master and Advance Royalty Costs:- In accordance with the terms of a December 1, 2010 Master Recording Agreement under a twelve month "Recording Term", between the Company and a certain artist, the Company has agreed to fund a “Recording Fund” in the amount of $30,000.   The agreement ends November 30, 2011.   In accordance with this agreement, the Company shall pay for the recording costs for the Masters in an amount to be determined by the Company for each Master, in return for certain recording services and other copyright deliverables, a wave file or other current master and all multi-track master tapes for each Master.  Upon execution of specific terms by the Artist, the Company shall be reimbursed promptly for all monies advanced, and shall be paid a royalty in accordance with the terms of the agreement.

    As of March 31, 2011 the commitment had been fully funded.   As of December 31, 2010, $15,000 of the $30,000 commitment had been funded.  The costs are recognized ratably based on the ratio of the current period’s advances and royalty revenue to estimated remaining ultimate revenues.

3.     Equipment and Purchased Software

    Depreciation expense relating to computer equipment and software amounted to $3,184 and $585 for the quarters ended March 31, 2011 and March 31, 2010, respectively.  Depreciation relating to computer equipment and software is included in Material, Labor and Other Production costs.

    Computer equipment and software consist of the following:

	March 31,	December 31,
	2011	2010

Computer equipment and purchased software	$50,651	$18,625

Less accumulated depreciation	(5,847)	(2,664)
	$44,804	$15,961

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired.

4.    Website Application and Infrastructure Development Costs:

    Amortization expense relating to website application and infrastructure costs amounted to $2,555 and $1,258 for the quarters ending March 31, 2011 and 2010, respectively.  Amortization expense relating to website application and infrastructure costs are included in Operations and Development expense.  Website Application and Infrastructure Development Costs consists of the following:

	March 31,	December 31,
	2011	2010
Application and infrastructure costs	$27,212	$4,400
Less accumulated amortization	(3,289)	(733)
	$43,923	$3,667

5.    Long-term Leases and Prepaid Expenses

    The Company leases its office facilities under a non-cancelable lease agreement for a total sum of $8,000. The lease expired on May 31, 2011.  $2,667 and $6,667 is recorded as prepaid lease expense as of March 31, 2011 and December 31, 2010, respectively.  On June 01, 2011 the Company entered into a non-cancelable prepaid lease agreement for $12,000 which expires on November 30, 2011.

    Retainers for legal and accounting professional service fees related to the Company’s public registration statement are recorded as prepaid expense when paid and amortized to expense as the services are rendered.  Prepaid expenses consist of the following:

	March 31,	December 31,
	2011	2010

Prepaid Rent	$2,667	$6,667
Professional Services	53,100	-
Other	3,343	-
	$59,110	$6,667

6.    Deferred Income Taxes

    Since inception, the Company has accumulated substantial net operating loss carry forwards for tax purposes.  At March 31 2011 and December 31, 2010, the Company had deferred tax assets of approximately $303,137 attributable to tax loss carry forwards for U.S. tax purposes.  The principal difference between the net loss reported for financial reporting purposes and the taxable loss reported for tax purposes relates to stock based compensation, asset valuation and impairment, and depreciation and amortization expenditures differences for financial reporting purposes versus tax reporting purposes.

Deferred income taxes are stated at tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income tax payments in future years.  Significant components of the Company’s deferred tax assets are as follows:

	March 31, 2011	December 31, 2010
Deferred tax Assets
Net operating loss carry forwards	$435,580	$303,137
Stock Compensation	329,325	299,603
Other	16,680	15,667
Total deferred tax assets	781,585	618,407
Valuation allowance	(781,585)	(618,407)
Total net deferred taxes	-	-

Net deferred tax assets	-	-
Current portion:	-	-
Deferred portion:	-	-
Total	-	-

Provision for income taxes:
Federal	-	-
State	-	-
Total	-	-
Current portion:	-	-
Deferred portion:	-	-
Total	$-	-

Net operating loss carry forwards approximates $435,580 and $303,137 as of March 31, 2011 and December 31, 2010, respectively. There are statutory limitations on the Company’s ability to realize any future benefit from the related potential tax assets, including a requirement that losses be offset against future taxable income, if any.  If the Company were to experience a change in ownership under Section 382, the Company may be limited in its ability to fully utilize its net operating losses.

If not used, the carry forward will expire through 2030 and 2032.   The Company is uncertain as to whether it will ever utilize the operating loss carry forwards.  Accordingly, the deferred tax asset of approximately $781,585 and $618,407 relating to the operating loss carry forward has been fully reserved as of March 31, 2011 and December 31, 2010, respectively.  The increase in the valuation allowance related to the deferred tax asset was approximately $163,178 during the quarter ended March 31, 2011.

The Company’s provision for income taxes differs from applying the statutory United States federal income tax rate to income before income taxes.   The difference results from the Company’s net operating loss.  Deferred tax assets at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets are expected to be settled or realized.  A reconciliation of the U.S. federal tax rate and the effective tax rate is as follows:

Income tax provision at federal statutory rate:	35%
Effect of net operating loss	(35%	)
Effective tax rate:	-%

The Company is subject to examination by the IRS and various U.S. state and local jurisdictions for tax years 2009 to the present.

7.    Shareholders' Equity

On July 18, 2009, the Company commenced the sale of its common shares under exemptions offered by federal and state securities regulations of those laws in what may be referred to as a private placement.  As a result, its securities were subject to restrictions on resale.  The sales were made pursuant to a subscription agreement between the Company and each subscriber.

During 2009, the Company sold 6,500,000 shares of common stock at par value of $0.001 (total $6,500).  8,100,000 shares were exchanged for the intellectual property of Malemark, Inc. valued $8,100, from an officer of the Company.

On July 22, 2009, the Company sold 100,000 shares of common stock at $.025 or $2,500.

On July 23, 2009, the Board approved a private offering of the Company’s common stock at a price of $0.10 per share on a best efforts basis for a period not to exceed 90 days. 550,000 shares were sold at $.10 per share or $55,000.

On September 9, 2009, the Board approved a private offering of the Company’s common stock at a price of $0.25 per share on a best efforts basis for a period not to exceed 90 days.   During 2009, the Company sold 60,000 shares at $0.25 per share or $15,000.  During 2010, the Company sold 1,390,000 shares at $0.25 per share or $347,500.

During 2010, pursuant to a contract, the Company agreed to issue common stock to a consultant performing management consulting and investor relations work on its behalf.  The 60,000 shares issued in 2010 in exchange for the services were valued at $0.25 per share, or $15,000.    The 187,500 shares issued during the quarter ending March 31, 2011 in exchange for services were valued at $0.40 per share, or $75,000.

During 2010, pursuant to a contract effective September 15, 2010, the Board of Directors approved the issuance of 125,000 shares of common stock per month, (aggregating 437,500 shares valued at $0.40 per share, or $175,000 for the period September 15, 2010 through December 31, 2010), as payment for financial management consulting.

 On August 16, 2010 the Board of Directors approved a private offering of 5,000,000 of the Company’s common stock at $0.40 per share on a best efforts basis until November 30, 2010.  During 2010, 1,106,250 shares of common stock were issued for an aggregate of $442,500.  During the quarter ended March 31, 2011, 3,562,500 shares of common stock were issued for an aggregate of $1,425,500.

 In November, 2010, the Board of Directors considered the Company’s need for additional working capital and agreed to extend the Company’s non-public offerings until March 15, 2011.

8.    Commitments and Contingencies

Consulting Agreement – MCM: -  Effective December 1, 2010, the Company entered into a consulting agreement (“Agreement”) with MCM Capital Management, Inc. (“MCM”) in the amount of $2,000 per month beginning on December 1, 2010 and effective for a period of one year.

Future minimum payments relating to the management services agreement are as follows at March 31, 2011:

2011	$16,000

Employment Agreement: - The Company entered into an employment agreement with a key employee for a three-year term commencing October 01, 2009 for $6,500 per month until July 1, 2010, and increasing to $8,167 per month thereon and terminating September 30, 2012, to be renewed by the Company and the individuals upon mutual agreement.

Future payments relating to the employment agreement are as follows as of March 31, 2011:

2011	$98,000
2012	$73,500

Legal Proceedings: - Neither the Company nor any of its officers or directors in their capacity as such is a party to any pending legal proceeding and no such proceeding is contemplated to the best of their knowledge and belief.

9.    Related Party Transactions

Initial Capitalization:  -   On July 20, 2009, the Company issued 9,000,000 shares of its common stock to Herman DeBoard III for a price of $9,000, including cash and intellectual property, and 2,500,000 shares of common stock each to Raymond McElhaney and Bill Conrad for $2,500 cash each, or $0.001 per share.  Messrs. DeBoard, McElhaney and Conrad were the only members of our board of directors approving that transaction on the Company’s behalf. Included in Malemark, Inc. Website and Infrastructure costs is $8,100 of the $9,000 intellectual property.

Consulting Agreement with MCM Capital: - Upon formation of the Company, the Company entered into an agreement with MCM Capital Management, Inc.(“MCM”) to provide consulting services to the company as needed. Fees for MCM Capital’s consulting services were calculated on an hourly basis.  On December 1, 2010 the Company entered into a formal agreement with MCM Capital in the amount of $2,000 per month for a period of one year.  The agreement is renewable upon mutual agreement of the parties.  Bill Conrad and Ray McElhaney, the shareholders, officers and directors of MCM Capital, are also members of the Company’s board of directors and shareholders of the Company.   MCM consulting fees included in General and Administrative expense amounted to $6,000 for the three months ended March 31, 2011 incurred under the December 1, 2010 formal contract.

Equipment Purchase: - On May 11, 2011, the Company purchased recording studio equipment from a shareholder of the Company in exchange for 200,000 shares of its common stock priced at $0.40 per share.

Note Receivable: - On March 1, 2011, the Company loaned the Medina Group, dba The Music Group the principal amount of $13,792.  The note was due and paid in full on April 30, 2011.  Christy DiNapoli, Chief Manager of the Medina Group and noteholder, along with other members of the Medina Group became employees of Liquid Spins, Inc. as of March 1, 2011.  Christy DiNapoli was elected as a corporate director at the 2011 Annual Shareholder's meeting held on April 21, 2011.

Related-party Accounts Payable: - Related party payables as of March 31, 2011 and December 31, 2010 are as follows:

	March 31,	December 31,
	2011	2010

Directors and Shareholders	$2,880	$8,401
Employee Officer and Shareholder	1,445	282
Employee and Shareholder	1,143	49
Vendor under common ownership
with certain directors and shareholders
of the Company	-	2,000
Total	$5,468	$10,732

    Share-based Payment Transactions:  During the year ended December 31, 2010, an officer who is also the beneficial owner of more than 5% of our common stock transferred 900,000 shares of his stock at a discount to two employees of the Company and 1,000,000 shares of his shares to two consultants of the Company as compensation for services rendered.  Share-based compensation and share-based payment for consulting services amounted to $358,900 and $398,000, respectively, for the year ended December 31, 2010.   There were no share-based compensation transactions during the three months ending March 31, 2011.

10.    Subsequent Events

       Private Placement Memorandum: - In April 2011 the Company completed a private placement offering,  which commenced in September 2010, consisting of 4,668,750 shares at a price of $0.40 per share for gross proceeds of $1,867,500.

Company’s Non-qualified Stock Option and Stock Grant Plan: - On April 21, 2011, the Board of Directors, as per the Proxy Statement, ratified and approved an amendment to the Company’s Non-qualified Stock Option and Stock Grant Plan to (i) permit the issuance of incentive options and restricted stock, (ii) increase the number of shares of common stock reserved for issuance under the plan from 2,500,000 to 5,000,000, and (iii) change the name of the plan to Equity Incentive Plan.

Purchase and Sale Agreement: - On April 30, 2011 the Company entered into a purchase agreement to purchase certain equipment for $80,000 payable in the form of 200,000 shares of the Company’s, restricted common stock, valued at $0.40 per share, representing $80,000.  The 200,000 shares were issued May 2, 2011.  The equipment was purchased from a shareholder of the company.

Private Placement Memorandum: - On May 10, 2011 the Board of Directors approved a Private Placement Memorandum, dated May 16, 2011, regarding the offering of up to 1,000,000 shares of common stock. $0.001 par value, at a purchase price of $0.40 per share.  The Company’s common stock was offered by its officers and directors on a “best efforts” basis until May 31, 2011.  This period could be extended up to an additional 90 days.  There is no minimum amount of common stock that must be sold in this offering and no escrow of the proceeds of the sale of the shares.  The minimum investment by an investor was 100,000 shares of common stock or $40,000, unless the officers and directors agreed otherwise.  This private placement was closed on July 08, 2011.  The Company sold 650,000 shares at $.40 per share or $260,000.

Deferred Distribution Costs: - Effective May 15, 2011, the Company entered into a certain “MP3 Download Aggregator Agreement” (“Agreement”) with Warner Music Inc. the terms of which are contractually confidential.

Distribution Agreement: - Effective May 26, 2011, the Company entered into a distribution agreement (“Agreement”) with Interactive Communications International, Inc. (“InComm”).  Headquartered in Atlanta, GA, InComm is the industry leading marketer, distributor and technology innovator of stored-value gift and prepaid products. The initial term of this agreement ends on January 1, 2013 and shall be automatically extended after this initial term for successive consecutive terms of one (1) year unless either party gives notice of termination.

Office Lease/Commitment: -  On June 01, 2011 the Company entered into a non-cancelable prepaid lease agreement for its Colorado Springs location.  The lease cost was $12,000 and expires on November 30, 2011.

Distribution Agreement: - Effective June 30, 2011, the Company entered into a certain “Digital Download Sales Agreement” with RED Distribution, LLC, the terms of which are contractually confidential.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Liquid Spins, Inc.

We have audited the accompanying balance sheets of Liquid Spins, Inc., as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2010 and the period inception (June 20, 2009) to December 31, 2009 and for the period from inception (June 20, 2009) to December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liquid Spins, Inc., as of December 31, 2010 and 2009, and the results of its operations, and its cash flows for the year ended December 31, 2010 and the period inception (June 20, 2009) to December 31, 2009 and for the period from inception (June 20, 2009) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ StarkSchenkein, LLP

Denver, Colorado
July 29, 2011

LIQUID SPINS, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$251,068	$2,357
Restricted cash	2,100	-
Accounts receivable, net	13,429	-
Prepaid lease expense	6,667	-
Deposits	1,200	-
Total current assets	274,464	2,357

Equipment and Software - net	15,961	6,048
Web application and infrastructure costs, net	3,667	12,667
Deferred record production costs	15,000	-
Total assets	$309,092	$21,072

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,777	$11,475
Accrued expenses and other current liabilities	12,305	-
Total current liabilities	49,082	11,475

Shareholders' equity:
Preferred stock - $0.01 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 50,000,000 shares authorized:
18,303,750 and 15,310,000 shares issued and outstanding, respectively	18,304	15,310
Additional paid-in capital	1,805,696	71,790
(Deficit) accumulated during the development stage	(1,563,990)	(77,503)
Total shareholders' equity	260,010	9,597

Total liabilities and shareholders' equity	$309,092	$21,072

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
for the year ended December 31, 2010, the period from  Inception (June 20, 2009) to December 31, 2009 and for the period from Inception (June 20, 2009) to December 31, 2010

		Inception (June 20, 2009) to	Inception (June 20, 2009) to
	2010	December 31, 2009	December 31, 2010

Sales	$27,888	$-	$27,888

Cost of Sales
Cost of product applicable to sales	35,926	-	35,926
Labor & operations	27,117	-	27,117
Total cost of sales	63,043	-	63,043

Gross (loss)	(35,155)	-	(35,155)

Costs and Expenses:
Product research and development	256,703	50,931	307,634
Selling, distribution and marketing	38,853	-	38,853
General and administrative	1,137,753	26,572	1,164,325
Total costs and expenses	1,433,309	77,503	1,510,812

Operating (loss)	(1,468,464)	(77,503)	(1,545,967)

Other income (expense):
Loss on sale of assets	(2,917)	-	(2,917)
Loss on disposal of assets	(15,262)	-	(15,262)
Interest income	156	-	156
Total other income	(18,023)	-	(18,023)

(Loss) before income taxes	(1,486,487)	(77,503)	(1,563,990)

Provision for income taxes	-	-	-

Net (loss)	$(1,486,487)	$(77,503)	$(1,563,990)

Net (loss) per common share:
Basic and Diluted	$(0.09)	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	16,516,620	7,536,548

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS, INC.
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY
For the period from Inception (June 20, 2009) to December 31, 2010

	Common Stock		Additional	Accumulated	Shareholders'
	# of Shares	Par Value	Paid-In Capital	Deficit	Equity
BALANCE, JUNE 20, 2009	-	$-	$-	$-	$-

Sales of shares for cash at $0.001 per share (par value)	6,500,000	6,500	-	-	6,500
Shares issued for purchase of intellectual capital	8,100,000	8,100	-	-	8,100
Sale of shares for cash at $0.025 per share	100,000	100	2,400	-	2,500
Sale of shares for cash at $0.10 per share	550,000	550	54,450	-	55,000
Sale of shares for cash at $0.25 per share	60,000	60	14,940	-	15,000
Net Loss				(77,503)	(77,503)
BALANCE, DECEMBER 31, 2009	15,310,000	15,310	71,790	(77,503)	9,597

Shares issued for services	60,000	60	14,940	-	15,000
Sale of shares for cash at $0.25 per share	1,390,000	1,390	346,110	-	347,500
Sale of shares for cash at $0.40 per share	1,106,250	1,106	441,394	-	442,500
Shares issued for services	437,500	438	174,562	-	175,000
Shares transferred for employee services	-	-	398,000	-	398,000
Shares transferred for consulting services	-	-	358,900	-	358,900
Net loss				(1,486,487)	(1,486,487)
BALANCE, DECEMBER 31, 2010	18,303,750	$18,304	$1,805,696	$(1,563,990)	$989,597

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for the year ended December 31, 2010, the period from  Inception (June 20, 2009) to December 31, 2009 and for the period from Inception (June 20, 2009) to December 31, 2010

		Inception (June 20, 2009) to	Inception (June 20, 2009) to
	2010	December 31, 2009	December 31, 2010

Cash flows from operating activities:
Net (loss)	$(1,486,487)	$(77,503)	$(1,563,990)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Allowance for doubtful accounts	13,549	-	13,549
Inventory impairment	10,724	-	10,724
Depreciation and amortization	10,948	3,408	14,356
Professional services agreement paid in stock	190,000	-	190,000
Services paid in stock	756,900	-	756,900
Loss on sale of asset	2,918	-	2,918
Loss on disposal of asset	15,262	-	15,262
Changes in operating assets and liabilities:
Accounts receivable	(26,978)	-	(26,978)
Inventory	(10,724)	-	(10,724)
Prepaid leases expense	(6,667)	-	(6,667)
Deposits	(1,200)	-	(1,200)
Accounts payable	25,302	11,475	36,777
Accrued expenses and accrued liabilities	12,305	-	12,305
Total adjustments	992,339	14,883	1,007,222
Net cash (used in) operating activities	(494,148)	(62,620)	(556,768)

Cash flows from investing activities:
Capital expenditures	(16,603)	(7,023)	(23,626)
Web application and infrastructure costs, capitalized	(13,438)	(7,000)	(20,438)
Restricted cash	(2,100)	-	(2,100)
Deferred record production costs	(15,000)	-	(15,000)
Net cash (used in) investing activities	(47,141)	(14,023)	(61,164)

Cash flows from financing activities:
Proceeds from sales of stock	790,000	79,000	869,000
Net cash provided by financing activities	790,000	79,000	869,000

Net increase in cash and equivalents	248,711	2,357	251,068

Cash and equivalents at beginning of period	2,357	-	-

Cash and equivalents at end of period	$251,068	$2,357	$251,068

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:
Non-cash related party purchase of intellectual property paid in stock	$-	$8,100	$8,100

The accompanying notes are an integral part of these financial statements.

LIQUID SPINS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

1.     Summary of Significant Accounting Policies

    Basis of Presentation:    Liquid Spins, Inc. (the “Company”) was incorporated under the laws of the State of Colorado on June 20, 2009 under the name “Malemark, Inc.” to develop and market a line of greeting cards under the Malemark trademark and logo that were primarily targeted towards male consumers.  On April 26, 2011, the Company changed its name to “Liquid Spins, Inc.”.  While working on the greeting card portfolio, the Company developed a “lyrical greeting card” product which incorporated lyrics from popular songs as part of the card message.  The lyrical greeting card evolved into additional web-based products that focused on distributing digital media (primarily music) via the internet, and began marketing these products under the “Liquid Spins” name.  The Company began exploring other opportunities with the retail outlets it was pursuing in connection with its Liquid Spins products and discovered a market opportunity to partner with certain retailers to provide them with a branded platform for digital media distribution.  While the Company is still maintaining web-based greeting card products, the Company’s business continues to evolve into a digital media platform including associated products.  The Company has emerged as a distribution company building a digital media platform that can be used as a system for distributing digital media to customers.

    The financial statements included herein are expressed in United States dollars, the Company's reporting currency.  The accounting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”).  The financial statements are accounted for in accordance with ASC 915 (“ASC 915”) “Development Stage Companies”.  In accordance with ASC 915, a development stage company is a company whose primary activities, include, but are not limited to financial planning, raising capital, and research and development.  It is an entity devoting substantially all its efforts to establishing a new business for which either of the following conditions exist:

•	Planned principal operations have not commenced; or
•	Planned principal operations have commenced, but there has been no significant revenue therefrom.

    Research is generally defined as planned research or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process.   Development is generally defined as the translation of research findings or other knowledge into a plan, or design for a new product or process, or for a significant improvement to an existing product or process whether intended for sale or use.  It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot programs.

    Use of Estimates:    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying financial statements include estimates related to impairments of long lived assets and investments and trade receivables, classification of expenditures as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results could differ from these estimates.

    Cash and Cash Equivalents:   The Company’s operating cash balances are maintained in financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

    Restricted Cash:    Pursuant to the terms of an on-line vendor agreement, the Company agreed to place cash in escrow, to be released to the vendor upon the Company’s satisfaction with the service.  The restricted cash balances were placed in separate non- interest bearing accounts.   As of December 31, 2010, $2,100 of website project services related to restricted cash in escrow had not been completed.

    Accounts Receivable and Allowance for Doubtful Accounts:  Accounts receivables consists of uncollateralized customer obligations generally due under normal trade terms requiring payment within 30 days from the invoice date. However, as is customary in the industry, the Company’s accounts receivable may extend up to 90 days.  Accounts receivable are stated at the amount billed to the customer net of an allowance for doubtful accounts.

    The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a customer’s inability to meet its financial obligations, a specific allowance for bad debts against amounts due is recorded to reduce the receivable to the amount the Company reasonably expects will be collected. In addition, the Company recognizes a general allowance for bad debts based on estimates developed by using either standard quantitative measures incorporating historical write-offs, or a subjective percentage of remaining accounts receivable.  As of December 31, 2010, the majority of the Company’s accounts receivable were generated from sales to a single retail vendor.  The Company’s review of the outstanding balance as of December 31, 2010, indicated that a valuation allowance was required.  The gross accounts receivable balance was reduced by $13,549.

    Deferred Recording Production Costs: The Company is engaged in the production of recording-based entertainment, which is generally exploited in the DVD or broadcast format.  Deferred costs are contractually recouped first from initial sales.  The artist is not paid until deferred costs have been recouped in full by the Company.

    Record production costs are accounted for pursuant to ASC Topic 928 “Entertainment – Music” (“ASC 928”), and are stated at the lower of cost or net realizable value based on anticipated total revenue (ultimate revenue).  Recording production costs are capitalized and then recognized ratably based on the ratio of the current period’s revenue to estimated remaining ultimate revenue. Ultimate revenues are calculated in accordance with ASC 928 and require estimates and the exercise of judgment.  Accordingly, these estimates are periodically updated to include the actual results achieved or new information as to anticipated revenue performance of each title.  As of December 31, 2010, there were no revenues generated related to the recording production costs, and no production costs amortized and recognized to expense.

    Impairment of Long-Lived Assets:    The Company evaluates its long-lived assets for impairment.  If impairment indicators exist, the Company performs additional analysis to quantify the amount, if any, by which capitalized costs exceed recoverable value.  The periodic evaluation of capitalized costs is based upon expected future cash flows, including estimated salvage values.  As of December 31, 2010, there was no impairment of capitalized long-term assets.

    Property and Equipment:    All items of property and equipment are carried at cost not in excess of their estimated net realizable value.  Normal maintenance and repairs are charged to operations while expenditures for major maintenance and betterments are capitalized.  Gains or losses on disposition are recognized in operations.  Equipment and software are reviewed for impairment in accordance with ASC Topic 360 (“ASC 360”), “Property, Plant, and Equipment.”  In assessing the recoverability of its long-lived assets, the Company makes certain assumptions regarding the useful life and contribution to the estimated future cash flows.  If such assumptions change in the future, the Company is required to record impairment charges for these assets not previously recorded.

    Depreciation:   Depreciation of property and equipment is computed using straight-line methods over the estimated useful lives of the various assets.   The cost of computer equipment is depreciated over 3 to 5 years and software is amortized over 3 years.

    Intangible Assets/Website Application and Infrastructure Development Costs:  The Company has a federally registered trademark on the term “Malemark” and owns multiple domain names including “LiquidSpins.com”, “Malemark.com” and “cavemangreetingcards.com”.  The Company also owns multiple social networking domains and groups on twitter.com, facebook.com, flickr.com, and myspace.com.  The domain’s value is based on the average number of users, demographics of these users, geography and number of advertisers and general sales it generates.

    Costs related to the domain name are capitalized and amortized over a 3-year period.  Periodic costs of maintaining the websites are expensed as operating costs as incurred.  In accordance with ASC Topic 350 (“ASC 350-50”), “Website Development Costs”, fees incurred for website hosting are expensed over the period of benefit, while costs incurred during the website application and infrastructure development stage are accounted for in accordance with ASC Topic (“ASC 350-40”) “Internal Use Software”, and capitalized.  This includes costs to purchase software tools, or costs incurred during the application development stage for internally developed tools, costs to maintain and register an internet domain.  Graphics are generally considered a component of software costs.  Modifications to graphics after the software is launched are evaluated to determine whether the modifications represent maintenance or enhancements to the website.

    The primary business of Liquid Spins is no longer greeting cards.  The Company decided to direct their resources towards digital media distribution and has therefore determined that the Malemark website’s value should be written off.

    Stock Based Compensation:   The Company follows ASC 718 “Compensation – Stock Compensation,” which requires it to provide compensation costs for its stock option plans determined in accordance with the fair value based method prescribed in ASC 718.  The fair value of each stock option is estimated at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.  As of December 31, 2010 and December 31, 2009, there were no issued or outstanding stock options and no stock option activity for the year ended December 31, 2010 and the period June, 20, 2009 through December 31, 2009.

    Share-based Payment Transactions:  Share-based payments awarded to employees and consultants of the Company by a related party and other holder of an economic interest in the Company as compensation for services provided to the Company are accounted for under ASC Topic 718.  Under ASC Topic 718, the economic interest holder makes a capital contribution to the Company, and the Company makes a share-based payment to certain employee and contractors in exchange for services rendered.  Share-based payment transactions are recorded as the difference between the market value of the shares of stock, as determined by the price paid for shares of the Company stock by non-related parties on or about the date of the share-based payments, and the price originally paid for the stock by the related party and other holder of an economic interest in the company.

    Per Share Amounts:    The Company computes earnings per share under ASC subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Net earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company’s stock options.   As of  December 31, 2010 and 2009  there were no dilutive common stock equivalents.

    Income Taxes:    Income taxes are computed using the liability method.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes and the effect of net operating loss carry-forwards.  Deferred tax assets are evaluated to determine if it is more likely than not that they will be realized.  Valuation allowances have been established to reduce the carrying value of deferred tax assets in recognition of significant uncertainties regarding their ultimate realization.  Further, the evaluation has determined that there are no uncertain tax positions required to be disclosed.

    Sales Taxes: Sales taxes are not included in net sales as the Company is a conduit for collecting and remitting taxes to the appropriate taxing authorities.

    Revenue Recognition and Sales Returns: Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured.

    The Company sells music downloads at its website utilizing third-party vendors such as PayPal to process payments.  Sales are recognized when title and the risk of loss have been transferred to the customer.  The Company’s music download business had no sales during 2009 and 2010.

    Concentration of Credit Risk:  As of December 31, 2010, approximately 97% of the Company’s total sales, representing Malemark, Inc. cards, were generated from sales to a single vendor, and accounted for 100% of its accounts receivable as of December 31, 2010.
The Company has carefully considered and assessed the credit risk resulting from its concentrate sales arrangement with this vendor, has provided for a reserve for uncollectible accounts, and believes it is not exposed to significant credit risk in relation to the counterparty meeting its contractual obligations as it pertains to its trade receivables during the ordinary course of business.

    Operating Leases: Rent expense for operating leases is recorded on a straight-line basis over the initial lease term.  The difference between rent expense and rent paid is recorded as deferred rent.

    Fair Value of Financial Instruments:    ASC 825, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments.  ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2010.

    The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values.  These financial instruments include cash, cash equivalents, restricted cash, accounts receivable, prepaid and refundable taxes, accounts payable and accrued expenses.  Fair values were assumed to approximate carrying values for these financial instruments due to their short term nature or they are receivable or payable on demand.

    Recently Adopted Accounting Standards:  The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the FASB, the U.S. Securities and Exchange Commission (“SEC”), and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.  The Company has adopted the following new accounting standards during 2009 and 2010.

    Subsequent Events: –ASU 2010-09 amends disclosure requirements within Subtopic 855-10. An entity that is a filer with the Securities and Exchange Commission is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. The standard sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements.  All of the amendments in ASU 2010-09 that are applicable to the Company are effective upon issuance and its adoption had no impact on the Company’s financial position, results of operations or cash flows.  The Company adoption of this update during the fourth quarter of 2010 did not have a material effect on its financial statements.

    Fair Value Measurements: – In January 2010, Accounting Standards Updates (“ASU”) No. 2010-06 amended existing disclosure requirements about fair value measurements by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation.  The ASU was adopted during the period ended March 31, 2010, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

    Recently Issued Accounting Standards Updates:

    The following accounting standards updates were recently issued and have been adopted by the Company.

    ASU No. 2010-11 was issued in March 2010, and clarifies that the transfer of credit risk that is only in the form of subordination of one financial instrument to another is an embedded derivative feature that should not be subject to potential bifurcation and separate accounting.  This ASU will be effective for the first fiscal quarter beginning after June 15, 2010, with early adoption permitted.

    ASU No. 2010-13 was issued in April 2010, and will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.

    There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on the Company's financial position, results of operations or cash flows.  The following table summarizes the Company’s inventory as of December 31, 2010 and 2009.

2.     Inventories

	December 31, 2010	December 31, 2009
Finished products	$10,724	$-
Less reserve	(10,724)	-
	$-	$-

    As of December 31, 2010, inventory consisted of pre-printed finished product purchased from a third-party vendor determined by management to have no future market value.  The reserve for obsolete or unsalable inventory is computed by reserving 100% of the inventory.  There was no inventory held on location with retailers as of December 31, 2010 and 2009.

    Unique displays for the Company’s cards which are manufactured by a third party are expensed as purchased.

3.     Record Master, Advance Royalty and Deferred Distribution Costs:

    Record Master and Advance Royalty Costs:- In accordance with the terms of a December 1, 2010 Master Recording Agreement under a twelve month "Recording Term", between the Company and a certain artist, the Company has agreed to fund a “Recording Fund” in the amount of $30,000.   The agreement ends November 30, 2011.  In accordance with this agreement, the Company shall pay for the recording costs for the Masters in an amount to be determined by the Company for each Master, in return for certain recording services and other copyright deliverables, a wave file or other current master and all multi-track master tapes for each Master.  Upon execution of specific terms by the Artist, the Company shall be reimbursed promptly for all monies advanced, and shall be paid a royalty in accordance with the terms of the agreement.

    As of December 31, 2010, $15,000 of the $30,000 commitment had been funded.  The costs are recognized ratably based on the ratio of the current period’s advances and royalty revenue to estimated remaining ultimate revenues.

4.     Equipment and Purchased Software

    Depreciation expense relating to computer equipment and software amounted to $975 for the period June 20, 2009 through December 31, 2009 and $3,772 for the year ended December 31, 2010, respectively.  Depreciation relating to computer equipment and software is included in Material, Labor and Other Production costs.

Computer equipment and software consist of the following:

	Year Ended December 31, 2010	June 20, 2009 through December 31, 2009
Computer equipment and purchased software	$18,625	$7,023
Less accumulated depreciation	(2,664)	(975)

	$15,961	$6,048

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired.

5.    Website Application and Infrastructure Development Costs:

    Amortization expense relating to website application and infrastructure costs amounted to $733 for the year ended December 31, 2010 and $2,433 for the period June 20, 2009 through December 31, 2009 respectively.   Amortization expense relating to website application and infrastructure costs are included in Operations and Development expense.

	Twelve Months Ended	June 20, 2009 through
	December 31,	December 31,
	2010	2009

Application and infrastructure costs	$28,538	$15,100
Less accumulated amortization	(24,871)	(2,433)
	$3,667	$12,667

6.    Long-term Leases and Prepaid Expenses

    The Company leases its office facilities under a non-cancelable lease agreement for a total sum of $8,000. The lease expired on May 31, 2011.  $6,667 is recorded as prepaid lease expense as of December 31, 2010.  On June 01, 2011 the Company entered into a non-cancelable prepaid lease agreement for $12,000 which expires on November 30, 2011.

7.    Deferred Income Taxes

    Since inception, the Company has accumulated substantial net operating loss carry forwards for tax purposes.  At December 31, 2010, the Company had deferred tax assets of approximately $618,407 attributable to tax loss carry forwards for U.S. tax purposes.  The principal difference between the net loss reported for financial reporting purposes and the taxable loss reported for tax purposes relates to stock based compensation, asset valuation and impairment, and depreciation and amortization expenditures differences for financial reporting purposes versus tax reporting purposes.

    Deferred income taxes are stated at tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income tax payments in future years.  Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2010	December 31, 2009
Deferred tax Assets
Net operating loss carry forwards	$303,137	$32,821
Stock Compensation	299,603	-
Other	15,667	-
Total deferred tax assets	618,407	32,281
Valuation allowance	(618,407)	(32,281)
Total net deferred taxes	$-
Net deferred tax assets	-
Current portion:	-	-
Deferred portion:	-	-
Total	-

Provision for income taxes:
Federal	$-
State	$-
Total	$-
Current portion:	-
Deferred portion:	-
Total	-

    As of December 31, 2010, the Company had net operating loss carry forwards of approximates $682,099. There are statutory limitations on the Company ability to realize any future benefit from the related potential tax assets, including a requirement that losses be offset against future taxable income, if any.  If not used, the carry forward will expire through 2030 and 2032.   If the Company were to experience a change in ownership under Section 382, the Company may be limited in its ability to fully utilize its net operating losses.

    The Company is uncertain as to whether it will ever utilize the operating loss carry forwards.  Accordingly, the deferred tax asset of approximately $618,407 and $32,281 relating to the operating loss carry forward has been fully reserved as of December 31, 2010 and 2009, respectively.    The increase in the valuation allowance related to the deferred tax asset was approximately $586,126 during the year ended December 31, 2010.

    The Company’s provision for income taxes differs from applying the statutory United States federal income tax rate to income before income taxes.   The difference result from the Company’s net operating loss.  Deferred tax assets at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets are expected to be settled or realized.  A reconciliation of the U.S. federal tax rate and the effective tax rate is as follows:

Income tax provision at federal statutory rate:	35%
Effect of net operating loss	(35%)
Effective tax rate:	- %

The Company is subject to examination by the IRS and various U.S. state and local jurisdictions for tax years 2009 to the present.

8.    Shareholders' Equity

    On July 18, 2009, the Company commenced the sale of its common shares under exemptions offered by federal and state securities regulations of those laws in what may be referred to as a private placement.  As a result, its securities were subject to restrictions on resale.  The sales were made pursuant to a subscription agreement between the Company and each subscriber.

    During 2009, the Company sold 6,500,000 shares of common stock at par value of $0.001 (total $6,500).  8,100,000 shares were exchanged for the intellectual property of Malemark, Inc. valued $8,100, from an officer of the Company.

    On July 22, 2009, the Company sold 100,000 shares of common stock at $.025 or $2,500.

    On July 23, 2009, the Board approved a private offering of the Company’s common stock at a price of $0.10 per share on a best efforts basis for a period not to exceed 90 days. 550,000 shares were sold at $0.10 per share or $55,000.

    On September 9, 2009, the Board approved a private offering of the Company’s common stock at a price of $.25 per share on a best efforts basis for a period not to exceed 90 days.   During 2009, the Company sold 60,000 shares at $.25 per share or $15,000.  During 2010, the Company sold 1,390,000 shares at $0.25 per share or $347,500.

    During 2010, pursuant to a contract, the Company agreed to issue common stock to a consultant performing management consulting and investor relations work on its behalf.  The 60,000 shares issued in 2010 in exchange for the services were valued at $0.25 per share, or $15,000.

    During 2010, pursuant to a contract effective September 15, 2010, the Board of Directors approved the issuance of 125,000 shares of common stock per month, (aggregating 437,500 shares valued at $0.40 per share, or $175,000 for the three and one-half month period ending December 31, 2010), as payment for financial management consulting.

    On August 16, 2010 the Board of Directors approved a private offering of 5,000,000 of the Company’s common stock at $.40 per share on a best efforts basis until November 30, 2010.  During 2010, 1,106,250 shares of common stock were issued for an aggregate of $442,500.

    In November, 2010, the Board of Directors considered the Company’s need for additional working capital and agreed to extend the Company’s non-public offerings until March 15, 2011 unless sooner terminated by the Company.

9.    Stock Options

    The Company’s Equity Incentive Plan (“Plan”) was adopted effective August 1, 2009 and amended with the approval of the shareholders on April 21, 2011. The Plan terminates in accordance with its terms on April 5, 2021.  Under the Plan, a total of 5,000,000 shares of our common stock are reserved for issuance thereunder.

    Under the Plan, non-qualified stock options and/or grants of our common stock may be granted to key persons assisting in our development, including officers, directors, employees and consultants.  Incentive stock options may be granted to our employees.  The Plan gives our board of directors broad authority to grant options and make stock grants to key persons selected by the board, while considering criteria such as employment position or other relationship with the company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the company, recommendations by supervisors, and other matters, to set the option price, term of option, and other broad parameters.  Options may not be granted at a price less than the fair market value of our common stock at the date of grant and may not have a term in excess of 10 years.

    Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant. However, when a non-qualified option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. If the option is an incentive option, the holder is not subject to tax upon exercise of the option and we do not receive a corresponding deduction for tax purposes.  Incentive options are subject to additional holding period requirements.  Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction

    As of December 31, 2010, and 2009, there have been no options or shares awarded under the Plan.

10.    Commitments and Contingencies

    Consulting Agreement – MCM: -  Effective December 1, 2010, the Company entered into a consulting agreement (“Agreement”) with MCM Capital Management, Inc. (“MCM”) in the amount of $2,000 per month beginning on December 1, 2010 and effective for a period of one year.

Future minimum payments relating to the management services agreement are as follows at December 31, 2010:

2011	$22,000

    Management Services Agreement – AMHC: - Effective September 15, 2010, the Company entered into a management services agreement (“Agreement”) with Accredited Members Holding Corporation (“AMHC”) in the amount of $25,000 per month payable in common stock valued at $.40 per share, plus fees incurred for the first three months.  Per the agreement, effective the first day of the fourth month (January, 2011), the Company agrees to pay $25,000 per month in cash plus $25,000 per month in common stock valued at $.40 per share, plus fees incurred.   The Agreement ended on March 15, 2011.

Future minimum payments relating to the management services agreement are as follows at December 31, 2010:

2011	$62,500

Future common stock issued in lieu of services rendered is as follows at December 31, 2010:

	Par Value	Additional Paid-In Capital
137,500 shares at $.40	$137.50	$62,362.50

    Employment Agreement: - The Company entered into an employment agreement with a key employee for a three-year term commencing October 01, 2009 for $6,500 per month until July 1, 2010, and increasing to $8,167 per month thereafter and terminating September 30, 2012, to be renewed by the Company and the individuals upon mutual agreement

Future payments relating to the employment agreement are as follows at December 31, 2010:

2011	$88,000
2012	$73,500

Future payments relating to the Production Services Agreement are as follows at December 31, 2010:

2011	$15,000

    Consulting Agreement – Griffith:  Effective November 1, 2010, the Company entered into a consulting agreement with Jesse Griffith in the amount of $4,000 per month increasing to $5,000 per month on March 1, 2011.  The agreement continues on a month-to-month basis.

Future payments relating to the consulting agreement are as follows as of December 31, 2010:

2011	$8,000

Refer to subsequent events for an additional related agreement entered into March 1, 2011.

    Legal Proceedings: - Neither the Company nor any of its officers or directors in their capacity as such is a party to any pending legal proceeding and no such proceeding is contemplated to the best of their knowledge and belief.

11.    Related Party Transactions

    Initial Capitalization:   On July 20, 2009, the Company issued 9,000,000 shares of our common stock to Herman DeBoard III for a price of $9,000, including cash and intellectual property, and 2,500,000 shares of common stock each to Raymond McElhaney and Bill Conrad for $2,500 cash each, or $0.001 per share.  Messrs. DeBoard, McElhaney and Conrad were the only members of our board of directors approving that transaction on the Company’s behalf.  Included in Malemark, Inc. Website and Infrastructure costs is $8,100 of the $9,000 intellectual property.

    Consulting Agreement with MCM Capital: Upon formation, the Company entered into an agreement with MCM Capital Management, Inc. (“MCM”) to provide consulting services to the company as needed. Fees for MCM Capital’s consulting services were calculated on an hourly basis.  On December 1, 2010 the Company entered into a formal agreement with MCM Capital in the amount of $2,000 per month for a period of one year.  The agreement is renewable upon mutual agreement of the parties.  Bill Conrad and Ray McElhaney, the shareholders, officers and directors of MCM Capital, are also members of the Company’s board of directors and shareholders of the Company.   MCM consulting fees included in General and Administrative expense amounted to $7,500 for the period June 20, 2009 through December 31, 2009, and $26,500 for the year ended December 31, 2010, including $2,000 incurred under the December 1, 2010 formal contract.

    Equipment Purchase: - On May 11, 2011, we purchased recording studio equipment from a shareholder of the Company in exchange for 200,000 shares of our common stock priced at $0.40 per share.

    Note Receivable: - On March 1, 2011, the Company loaned the Medina Group, dba The Music Group, the principal amount of $13,792.50.  The note was due and paid in full on April 30, 2011.  Christy DiNapoli, Chief Manager of the Medina Group and note holder, along with other members of the Medina Group became employees of Liquid Spins, Inc. as of March 1, 2011.  Christy DiNapoli was elected as a corporate director at the 2011 Annual Shareholder's meeting held on April 21, 2011.

    Related-party Accounts Payable: - Related party payables as of December 31 2009 and 2010 are as follows:

	Twelve Months Ended	June 20, 2009 through
	December 31,	December 31,
	2010	2009

Directors and Shareholders	$8,401	$49
Employee Officer and Shareholder	282	-
Employee and Shareholder	49	-
Vendor under common ownership
with certain directors and shareholders
of the Company	$2,000	-
Total	$10,732	$49

12.    Subsequent Events

    Consulting Services Agreement:  On January 15, 2011, the Company entered into a consulting services agreement with Timothy Ray Rushlow for certain corporate development services.  Under the terms of the agreement, the Company shall pay to consultant a total of $2,500 per month, and reimbursement of preapproved expenses consultant incurs in conjunction with performing the services outlined in the agreement.  The agreement is effective until February 28, 2011.

    Related-party Consulting Agreement:  On January 15, 2011, the Company entered into a consulting agreement with Christy DiNapoli for $3,125 per month and reimbursement of certain pre-approved expenses incurred in conjunction with performing the consulting services.  Christy DiNapoli was elected as a corporate director at the 2011 Annual Shareholder's meeting held on April 21, 2011.

    Related-party Promissory Note:  On March 1, 2011, the Company loaned the Medina Group, dba. The Music Group the principal amount of $13,792.50.  The note is due and payable in full by April 30, 2011.  Christy DiNapoli, Chief Manager of the Medina Group and note holder, along with other members of the Medina Group became employees of Liquid Spins, Inc. as of March 1, 2011.  Christy DiNapoli was elected as a corporate director at the 2011 Annual Shareholder's meeting held on April 21, 2011.

    Record Master and Advance Royalty Costs: - On March 1, 2011, the Company entered into an Exclusive Songwriting Agreement with a composer and the composer’s co publisher.  Under the terms of the agreement, in exchange for certain exclusive composer services and assignment of composer's entire interest in all related works and materials, along with other conditions imposed on the Composer and co publisher, the Company agrees to pay certain nonreturnable advances regard to each Composition, including, but not limited to $24,000 during the initial period of the term payable in equal monthly installments of $2,000 per month, and 50% of all sums expended by Publisher in connection with independent promotion.   The advances are recoupable from any and all royalties otherwise payable to Composer pursuant to the terms of the agreement, including, but not limited to, fifty percent (50%) of any and all gross receipts derived from uses of the Composition, with certain restrictions.  The term of the agreement consists of an initial period of one year ending February 29, 2012 with the mutual option to extend the term for two consecutive option periods of one year each. As of March 31, 2011, $3,100 had been paid to the Composer.

    Related-party Lease Agreement:  On March 01, 2011 the Company entered into a lease agreement for office space in Nashville, TN with DiAffari Properties.  The lease is on a month to month basis at a cost of $1,250 per month.  Christy DiNapoli, a director of the Company is a partial owner of DiAffari Properties.

    Deferred Distribution Costs: - Effective March 25, 2011, the Company entered into a certain “Digital Distribution Agreement” (“Agreement”) with EMI Music Marketing, a division of Capital Records LLC (“EMI”) the terms of which are contractually confidential.

    Private Placement Memorandum: - In April 2011 the Company completed a private placement offering, which commenced in September 2010, consisting of 4,668,750 shares at a price of $0.40 per share for gross proceeds of $1,867,500.

    Change of Corporate Name: - On April 21, 2011, the Board of Directors, as per the Proxy Statement, ratified and approved an amendment to the Company’s Articles of Incorporation to change the Company’s name from Malemark, Inc. to Liquid Spins, Inc.

    Company’s Equity Incentive Plan: - On April 21, 2011, the shareholders of the Company ratified and approved an amendment to the Company’s Non-qualified Stock Option and Stock Grant Plan to (i) permit the issuance of incentive options and restricted stock, (ii) increase the number of shares of common stock reserved for issuance under the plan from 2,500,000 to 5,000,000, and (iii) change the name of the plan to Equity Incentive Plan.

    Purchase and Sale Agreement: - On April 30, 2011 the Company entered into a purchase agreement to purchase certain equipment for $80,000 payable in the form of 200,000 shares of Liquid Spins Inc's, restricted common stock, valued at $.40 per share, representing $80,000.  The 200,000 shares were issued May 2, 2011.  The equipment was purchased from a shareholder of the company.

    Private Placement Memorandum: - On May 10, 2011 the Board of Liquid Spins approved a Private Placement Memorandum, dated May 16, 2011, regarding the offering of up to 1,000,000 shares of common stock. $0.001 par value, at a purchase price of $.40 per share.  The Liquid Spins common stock is being offered by its officers and directors on a “best efforts” basis until May 31, 2011.  This period may be extended up to an additional 90 days.  There is no minimum amount of common stock that must be sold in this offering and no escrow of the proceeds of the sale of the shares.  The minimum investment by an investor is 100,000 shares of common stock or $40,000, unless the officers and directors agree otherwise.  This private placement was closed on July 08, 2011.  The Company sold 650,000 shares at $.40 per share or $260,000.

    Deferred Distribution Costs: - Effective May 15, 2011, the Company entered into a certain “MP3 Download Aggregator Agreement” (“Agreement”) with Warner Music Inc. the terms of which are contractually confidential.

    Distribution Agreement: - Effective May 26, 2011, the Company entered into a distribution agreement (“Agreement”) with Interactive Communications International, Inc. (“InComm”).  Headquartered in Atlanta, GA, InComm is the industry leading marketer, distributor and technology innovator of stored-value gift and prepaid products. The initial term of this agreement ends on January 1, 2013 and shall be automatically extended after this initial term for successive consecutive terms of one (1) year unless either party gives notice of termination.

    Office Lease/Commitment: -  On June 01, 2011, the Company entered into a non-cancelable prepaid lease agreement for its Colorado Springs location.  The lease cost was $12,000 and expires on November 30, 2011.

    Distribution Agreement: - Effective June 30, 2011, the Company entered into a certain “Digital Download Sales Agreement” with RED Distribution, LLC, the terms of which are contractually confidential.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
		14,241,875 Shares LIQUID SPINS, INC.

Until  ●, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		Common Stock

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5	___________________
Business	11
Use of Proceeds	17
Market for Common Stock and Related Stockholder Information	17
Determination of Offering Price	21
Management’s Discussion and Analysis of Financial Condition and Results of Operation	22	PROSPECTUS
Management	28	____________________
Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters	33
Selling Shareholders	33
Plan of Distribution	37
Description of Capital Stock	38	____________, 2011
Shares Eligible for Future Sale	40
Where You Can Find More Information	40
Legal Matters	41
Experts	41
Financial Statements
About This Prospectus	Back Cover

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement.

SEC registration fee		$826.74
Legal fees		50,000.00
Accounting fees		_,___.__
Blue Sky filing fees and expenses		_,___.__
Printing and engraving expenses		_,___.__
Miscellaneous		_,___.__
Total	$	__,___.__

Item 14. Indemnification of Directors and Officers

Included in the prospectus.

Item 15.  Recent Sales of Unregistered Securities.

Since our inception in 2009, we have issued an aggregate of 22,903,750 shares of our common stock without registering those securities under the Securities Act.  The following information describes the transactions in which those securities were issued:

In June 2009, in connection with our initial organization, we issued a total of 14,600,000 shares of our common stock to six individuals at a price per share of $0.001 per share, for a total of $6,500 in cash and personal property valued at $8,100.  The common stock was issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

In July and August 2009, we issued an additional 650,000 shares of common stock to six individuals or entities, also in reliance on Section 4(2) of the Securities Act.  Of the total number of shares sold in that transaction, 100,000 were sold at a price of $0.025 per share and the remainder were sold for a price of $0.10 per share.

Between November 2009 and June 2010, we sold an additional 1,450,000 shares of common stock to a group consisting of 33 individuals or entities for a price of $0.25 per share, or total proceeds of $362,500.  In connection with these sales, we relied on the exemption provided by Rule 504 of the Securities Act.

In January 2010, we issued 60,000 shares of our common stock valued at $0.25 per share to Accredited Members Holding Corporation (“AMHC”).   These shares were issued for services provided by that entity.

In September 2010, we entered into a Management Services Agreement with AMHC pursuant to which we agreed to issue that entity 125,000 shares of common stock per month for the first three months of the term and issue 62,500 shares and pay a stipulated sum of cash for the remainder of the term in exchange for management services to be provided to us, including accounting and financial services.  The 625,000 shares issued in connection with this agreement were valued at $0.40 per share, or aggregate consideration of $250,000.  We relied on the exemption provided by Section 4(2) of the Securities Act in connection with the issuance of these shares.

Between September 2010 and April 2011, we issued an additional 4,668,750 shares of common stock at a price of $0.40 per share for aggregate proceeds of $1,867,750.  The shares were sold to a group of individuals and entities, each of which we reasonably believed was an “accredited investor” within the meaning of Rule 501 of the Securities Act.  In connection with the issuance of shares in these transactions, we relied on Rule 506 of the Securities Act.

Finally, between May and July 2011, we issued an additional 650,000 shares of common stock at a price of $0.40 per share, for aggregate proceeds of $260,000.  We reasonably believed that each of the investors in this transaction was an accredited investor within the meaning of Rule 501.  We relied on the exemption provided by Rule 506 in connection with the issuance of these shares.

In each transaction in which we relied on Section 4(2) of the Securities Act, we offered the securities to a limited number of persons with whom we had pre-existing relationships.  In each case, we endeavored to ensure that each of the offerees had access to the information that would have been included in a registration statement filed pursuant to the Securities Act.  In addition, certificates representing all of the shares issued in these transactions contained the restrictive legend required by Rule 144 of the Securities Act, and we placed stop transfer restrictions with our transfer agent.

In each transaction in which we relied on Rule 504 or 506, we did not engage in any general solicitation or advertising.  We exercised reasonable care to ensure that the purchasers of securities were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosure regarding the restricted nature of the securities and placing a legend on the certificates representing the shares.  In each case, the offerees were provided with a subscription agreement detailing the restrictions on transfer of the shares and eliciting their investment intent.  Further, stop transfer restrictions were placed with our transfer agent and a restrictive legend was placed on the certificate in connection with these offerings.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement:

3.1	Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State on April 26, 2011.

3.2	Bylaws of the Company dated June 20, 2009.

*4	Specimen stock certificate.

*5	Opinion on Legality.

10.1	Equity Incentive Plan dated April 21, 2011.

10.2	Lease Agreement between the Company and Pointe West, Inc. dated December 1, 2010.

10.3	Lease Agreement between the Company and DiAffari dated March 1, 2011.

10.4	Consulting Agreement dated December 1, 2010 between the Company and MCM Capital Management, Inc.

10.5	Employment Agreement dated October 1, 2009 between the Company and Herman DeBoard.

10.6	Form of Subscription Agreement between the Company and investors in the 2009 private placement.

10.7	Form of Subscription Agreement between the Company and investors in the 2010 private placement.

10.8	Form of Subscription Agreement between the Company and investors in the 2011 private placement.

10.9	Consulting Services Agreement dated November 1, 2010 between the Company and Jesse Griffith.

10.10	Agreement dated May 26, 2011 between the Company and Interactive Communications International, Inc.

23.1	Consent of StarkSchenkein, LLP.

*23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of Attorney (included on signature page).
_______________
* To be filed by amendment.

Item 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	For determining liability of the undersigned registrant under the Securities Act to any purchaser:

i.
That each prospectus filed by the undersigned pursuant to Rule 424(b)(3) shall be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

iii.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorize this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado, on this ______ day of _______________, 2011.

LIQUID SPINS, INC. (Registrant)

/s/ Herman C. DeBoard III
By: Herman C. DeBoard III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Liquid Spins, Inc., do hereby constitute and appoint Herman DeBoard to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ Herman C. DeBoard III	Chairman of the Board and	August 5, 2011
Herman C. DeBoard III	Chief Executive Officer

/s/ James Poage	Principal Financial and	August 5, 2011
James Poage	Accounting Officer

/s/ Raymond McElhaney	Director	August 5, 2011
Raymond McElhaney

/s/ Bill Conrad	Director	August 5, 2011
Bill Conrad

/s/ Christy DiNapoli	Director	August 5, 2011
Christy DiNapoli

EXHIBIT INDEX

The following Exhibits are filed as part of this post-effective amendment to the registration statement on Form S-1.

3.1	Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State on April 26, 2011.

3.2	Bylaws of the Company dated June 20, 2009.

*4	Specimen stock certificate.

*5	Opinion on Legality.

10.1	Equity Incentive Plan dated April 21, 2011.

10.2	Lease Agreement between the Company and Pointe West, Inc. dated December 1, 2010.

10.3	Lease Agreement between the Company and DiAffari dated March 1, 2011.

10.4	Consulting Agreement dated December 1, 2010 between the Company and MCM Capital Management, Inc.

10.5	Employment Agreement dated October 1, 2009 between the Company and Herman DeBoard.

10.6	Form of Subscription Agreement between the Company and investors in the 2009 private placement.

10.7	Form of Subscription Agreement between the Company and investors in the 2010 private placement.

10.8	Form of Subscription Agreement between the Company and investors in the 2011 private placement.

10.9	Consulting Services Agreement dated November 1, 2010 between the Company and Jesse Griffith.

10.10	Agreement dated May 26, 2011 between the Company and Interactive Communications International, Inc.

23.1	Consent of StarkSchenkein, LLP.

*23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of Attorney (included on signature page).
______________
* To be filed by amendment.